Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee
U.S.$1,000,000,000 1.375% Notes due 2016	$1,000,000,000	$136,400(1)
U.S.$1,250,000,000 2.250% Notes due 2018	$1,250,000,000	$170,500(1)
U.S.$250,000,000 Floating Rate Notes due 2015	$250,000,000	$34,100(1)
U.S.$500,000,000 Floating Rate Notes due 2016	$500,000,000	$68,200(1)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-175037

PROSPECTUS SUPPLEMENT

(To Base Prospectus dated March 16, 2012)

Rio Tinto Finance (USA) plc

U.S.$1,000,000,000 1.375% Notes due 2016

U.S.$1,250,000,000 2.250% Notes due 2018

U.S.$250,000,000 Floating Rate Notes due 2015

U.S.$500,000,000 Floating Rate Notes due 2016

Fully and unconditionally guaranteed by

Rio Tinto plc

and

Rio Tinto Limited

The U.S.$1,000,000,000 notes due 2016 (the “2016 notes”) will bear interest at 1.375% per year. Interest on the 2016 notes will be payable semi-annually in arrears on June 17 and December 17 of each year, beginning on December 17, 2013. The 2016 notes will mature at 100% of their principal amount on June 17, 2016, subject to the applicable business day convention.

The U.S.$1,250,000,000 notes due 2018 (the “2018 notes” and together with the 2016 notes, the “fixed rate notes”) will bear interest at 2.250% per year. Interest on the 2018 notes will be payable semi-annually in arrears on June 14 and December 14 of each year, beginning on December 14, 2013. The 2018 notes will mature at 100% of their principal amount on December 14, 2018, subject to the applicable business day convention.

The U.S.$250,000,000 floating rate notes due 2015 (the “2015 floating rate notes”) will be payable quarterly in arrears on March 19, June 19, September 19 and December 19 of each year, beginning on September 19, 2013. The 2015 floating rate notes will mature at 100% of their principal amount on June 19, 2015, subject to the applicable business day convention.

The U.S.$500,000,000 floating rate notes due 2016 (the “2016 floating rate notes”) will be payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year, beginning on September 17, 2013. The 2016 floating rate notes will mature at 100% of their principal amount on June 17, 2016, subject to the applicable business day convention.

The fixed rate notes and the floating rate notes are herein referred to as the “notes.”

The notes and the guarantees will be senior unsecured obligations and will rank equally with all other present and future unsecured and unsubordinated indebtedness.

The fixed rate notes will be redeemable at our option or at the option of Rio Tinto plc or Rio Tinto Limited, in whole or in part, at any time at the redemption price determined in the manner described in this prospectus supplement. We may also redeem each series of notes at the principal amount of the notes being redeemed plus accrued interest to the date of redemption upon the occurrence of certain tax events described in this prospectus.

Application will be made to list the notes on the New York Stock Exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	2016 Notes		2018 Notes		2015 Floating Rate Notes		2016 Floating Rate Notes
	Per Note	Total	Per Note	Total	Per Note	Total	Per Note	Total
Price to public(1)	99.708%	U.S.$997,080,000	99.086%	U.S.$1,238,575,000	100.000%	U.S.$250,000,000	100.000%	U.S.$500,000,000
Underwriting discount and commissions	0.250%	U.S.$2,500,000	0.350%	U.S.$4,375,000	0.200%	U.S.$500,000	0.250%	U.S.$1,250,000
Proceeds, before expenses, to us(2)	99.458%	U.S.$994,580,000	98.736%	U.S.$1,234,200,000	99.800%	U.S.$249,500,000	99.750%	U.S.$498,750,000

Notes:

(1)	Plus accrued interest from June 19, 2013 if settlement occurs after that date.
(2)	See “Underwriting” beginning on page S-26 of this prospectus supplement.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”), against payment in New York, New York, on or about June 19, 2013. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”).

Joint Bookrunners

BNP PARIBAS	J.P. Morgan	Morgan Stanley

Credit Suisse	RBS

Co-Managers

Bank of China	Santander	Scotiabank

The date of this prospectus supplement is June 14, 2013

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

We have not, and the underwriters have not, authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying base prospectus dated March 16, 2012 (the “base prospectus”), any related free writing prospectus filed with the Securities and Exchange Commission (the “SEC”) and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement, the base prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS DOCUMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes and also adds to and updates information contained in the base prospectus and the documents incorporated by reference in the prospectus supplement and the base prospectus. The second part, the base prospectus, provides more general information about debt securities we may offer from time to time. When we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

The base prospectus contains important information regarding this offering, which is not contained in the prospectus supplement. You are urged to read the base prospectus and the prospectus supplement in full.

In this prospectus supplement, the terms “we”, “our” and “us” refer to Rio Tinto Finance (USA) plc. We refer to Rio Tinto plc and Rio Tinto Limited (ABN 96 004 458 404), taken together, as “Rio Tinto”. We refer to Rio Tinto plc, Rio Tinto Limited and their subsidiaries, taken together, as the “Rio Tinto Group” or the “Group”. Rio Tinto Finance (USA) plc is offering debt securities using this prospectus supplement. Both Rio Tinto plc and Rio Tinto Limited act as the guarantors for offerings by Rio Tinto Finance (USA) plc using this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We incorporate by reference the documents below filed or furnished with the SEC by Rio Tinto plc and Rio Tinto Limited pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).

(i)	Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended December 31, 2012 filed with the SEC on March 15, 2013;

(ii)	Exhibit 99.1 to the report on Form 6-K filed with the SEC by Rio Tinto plc and Rio Tinto Limited on April 19, 2013 containing the first quarter 2013 operations review of the Rio Tinto Group;

(iii)	any reports on Form 6-K filed or furnished by Rio Tinto plc or Rio Tinto Limited pursuant to the Exchange Act that expressly state that we incorporate them by reference; and

(iv)	any reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act.

You can obtain copies of any of the documents incorporated by reference through Rio Tinto or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You may obtain Rio Tinto documents incorporated by reference into this prospectus, at no cost, by requesting them in writing or by telephone at the following addresses and telephone numbers:

Rio Tinto Limited Level 33 120 Collins Street Melbourne, Victoria 3000 Australia Tel: 011-61-3-9283-3333	Rio Tinto plc 2 Eastbourne Terrace London W2 6LG United Kingdom Tel: 011-44-20-781-2000

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference certain forward-looking statements with respect to the financial condition, results of operations and business of the Rio Tinto Group. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. The words “intend,” “aim,” “project,” “anticipate,” “estimate,” “plan,” “believe,” “expect,” “may,” “should,” “will” or similar expressions, commonly identify such forward-looking statements.

Examples of forward-looking statements contained in or incorporated by reference in this prospectus supplement include those regarding estimated ore reserves, anticipated production or construction dates, costs, outputs and productive lives of assets or similar factors. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors set forth in this document that are beyond the Group’s control. For example, future ore reserves will be based in part on market prices that may vary significantly from current levels. These may materially affect the timing and feasibility of particular developments. Other factors include the ability to produce and transport products profitably, demand for our products, the effect of foreign currency exchange rates on market prices and operating costs, and activities by governmental authorities, such as changes in taxation or regulation, and political uncertainty.

In light of these risks, uncertainties and assumptions, actual results could be materially different from projected future results expressed or implied by these forward-looking statements which speak only as at the date of this prospectus supplement. Except as required by applicable regulations or by law, the Group does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events. The Group cannot guarantee that its forward-looking statements will not differ materially from actual results.

THE OFFERING

The following summary highlights information contained elsewhere in this prospectus supplement and the base prospectus. It may not contain all information that you should consider before investing in the notes. You should read “Description of Guaranteed Notes” beginning on page S-21 of this prospectus supplement and “Description of Guaranteed Debt Securities” beginning on page 10 of the base prospectus for more detailed information about the notes.

1.375% Notes due 2016

Stated Maturity	June 17, 2016

Principal Amount of Notes Being Issued	U.S.$1,000,000,000

Issue Price	99.708%

Interest Rate	1.375%

Date Interest Starts Accruing	June 19, 2013

Interest Payment Dates	Semi-annually in arrears on June 17 and December 17 of each year, commencing December 17, 2013.

Business day convention	Following, Unadjusted.

Day count fraction	30/360.

First Interest Payment Date	December 17, 2013

Optional Redemption	The 2016 notes will be redeemable at our option or at the option of Rio Tinto plc and Rio Tinto Limited, in whole or in part, at any time. See “Description of Guaranteed Notes — Optional Redemption” beginning on page S-22 of this prospectus supplement. Upon redemption, we will pay a redemption price equal to the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by us or Rio Tinto, the sum of the present values of the remaining scheduled payments of principal and interest (excluding any interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus supplement) plus a spread of 15 basis points, together, in either case, with accrued interest on the principal amount of the notes to be redeemed to the date of redemption. The “Comparable Treasury Issue” for purposes of the definition contained in “Description of Guaranteed Notes — Optional Redemption” will be the U.S. Treasury security selected by the quotation agents as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

CUSIP	76720AAL0

ISIN	US76720AAL08

2.250% Notes due 2018

Stated Maturity	December 14, 2018

Principal Amount of Notes Being Issued	U.S.$1,250,000,000

Issue Price	99.086%

Interest Rate	2.250%

Date Interest Starts Accruing	June 19, 2013

Interest Payment Dates	Semi-annually in arrears on June 14 and December 14 of each year, commencing December 14, 2013.

Business day convention	Following, Unadjusted.

Day count fraction	30/360.

First Interest Payment Date	December 14, 2013

Optional Redemption	The 2018 notes will be redeemable at our option or at the option of Rio Tinto plc and Rio Tinto Limited, in whole or in part, at any time. See “Description of Guaranteed Notes — Optional Redemption” beginning on page S-22 of this prospectus supplement. Upon redemption, we will pay a redemption price equal to (i) if such redemption occurs prior to November 14, 2018, the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by us or Rio Tinto, the sum of the present values of the remaining scheduled payments of principal and interest (excluding any interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus supplement) plus a spread of 25 basis points or (ii) if such redemption occurs on or after November 14, 2018, 100% of the principal amount of the notes to be redeemed, together, in either case, with accrued interest on the principal amount of the notes to be redeemed to the date of redemption. The “Comparable Treasury Issue” for purposes of the definition contained in “Description of Guaranteed Notes — Redemption” will be the U.S. Treasury security selected by the quotation agents as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

CUSIP	76720AAM8

ISIN	US76720AAM80

Floating Rate Notes due 2015

Stated Maturity	June 19, 2015

Principal Amount of Notes Being Issued	U.S.$250,000,000

Issue Price	100.000%

Interest Rate	The interest rate for the period from June 19, 2013 to, but excluding, the first interest reset date will be the initial base rate, as adjusted by adding the spread. Thereafter, the interest rate will be the base rate, as adjusted by adding the spread. The interest rate will be reset quarterly on each interest reset date.

Initial Base Rate	3-month U.S. dollar LIBOR, as determined on the second London and New York City business day preceding June 19, 2013

Base Rate	3-month U.S. dollar LIBOR

Spread	Plus 0.550%

Interest Payment Dates	Quarterly on March 19, June 19, September 19 and December 19 of each year, commencing September 19, 2013, up to and including the maturity date for the 2015 floating rate notes.

Interest Reset Dates	Starting with the interest period scheduled to commence on September 19, 2013, the interest reset date for each interest period will be the first day of such interest period.

Interest Determination Date	The interest determination date relating to a particular interest reset date will be the second London and New York City business day preceding such interest reset date.

Business Day Convention	Modified following.

Day Count Fraction	Actual/360 (ISDA).

Calculation Agent	The Bank of New York Mellon.

CUSIP	76720AAH9

ISIN	US76720AAH95

Floating Rate Notes due 2016

Stated Maturity	June 17, 2016

Principal Amount of Notes Being Issued	U.S.$500,000,000

Issue Price	100.00%

Interest Rate	The interest rate for the period from June 19, 2013 to, but excluding, the first interest reset date will be the initial base rate, as adjusted by adding the spread. Thereafter, the interest rate will be the base rate, as adjusted by adding the spread. The interest rate will be reset quarterly on each interest reset date.

Initial Base Rate	3-month U.S. dollar LIBOR, as determined on the second London and New York City business day preceding June 19, 2013

Base Rate	3-month U.S. dollar LIBOR

Spread	Plus 0.840%

Interest Payment Dates	Quarterly on March 17, June 17, September 17 and December 17 of each year, commencing September 17, 2013, up to and including the maturity date for the 2016 floating rate notes.

Interest Reset Dates	Starting with the interest period scheduled to commence on September 17, 2013, the interest reset date for each interest period will be the first day of such interest period.

Interest Determination Date	The interest determination date relating to a particular interest reset date will be the second London and New York City business day preceding such interest reset date.

Business Day Convention	Modified following.

Day Count Fraction	Actual/360 (ISDA).

Calculation Agent	The Bank of New York Mellon.

CUSIP	76720AAJ5

ISIN	US76720AAJ51

The following terms apply to each tranche of notes:

Issuer	Rio Tinto Finance (USA) plc

Guarantees	Full and unconditional guarantees of the principal, interest, premium, if any, and any other additional amounts payable in respect of the notes are given by Rio Tinto plc and Rio Tinto Limited.

Ranking

The notes and guarantees are not secured by any of our or Rio Tinto’s respective property or assets and will rank equally with all other unsecured and unsubordinated indebtedness. Since Rio Tinto plc and

Rio Tinto Limited are holding companies and currently conduct their operations through subsidiaries, payments on the guarantees are effectively subordinated to the other liabilities of those subsidiaries.

Tax Redemption	In the event of various tax law changes that require us, Rio Tinto plc or Rio Tinto Limited to pay additional amounts on a series of notes and other limited circumstances, as described in the base prospectus on page 19 under “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts,” we, Rio Tinto plc or Rio Tinto Limited may call all, but not less than all, of the relevant series of notes for redemption at 100% of their aggregate principal amount plus accrued interest to the date of redemption.

Form of Notes; Clearance and Settlement	We will issue the notes in fully registered form. The notes will be represented by one or more global securities registered in the name of a nominee of DTC and deposited with The Bank of New York Mellon, as depositary. You will hold a beneficial interest in the notes through DTC in book-entry form. Indirect holders trading their beneficial interest in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Denomination	The notes will be issued in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Trustee and Paying Agent	The Bank of New York Mellon.

Listing	Application will be made to list the notes on the New York Stock Exchange.

Governing Law	The indenture, the notes and the guarantees will be governed by the laws of the State of New York.

Use of Proceeds	We expect to receive net proceeds (after underwriting discounts and commissions and estimated offering expenses) from this offering of approximately U.S.$2.98 billion. We intend to use the net proceeds for general corporate purposes.

Risk Factors	You should carefully consider all the information in this prospectus supplement and in the base prospectus (including the documents incorporated by reference in this prospectus) and, in particular, the risks described under “Risk Factors” beginning on page S-9 of this prospectus supplement before deciding to invest in the notes.

RISK FACTORS

An investment in the notes involves risks. The following describes all known principal risks and uncertainties that could materially affect the Rio Tinto Group. Risks may materialize individually, simultaneously or in combination. There may be additional risks unknown to the Rio Tinto Group and other risks, currently believed to be immaterial, which could turn out to be material. The risk factors outlined below omit the management detail on how each is managed and mitigated. The principal risks and uncertainties should be considered in connection with any forward-looking statements in this prospectus supplement and the cautionary statement on page S-3 of this prospectus supplement. Prior to making a decision about investing, you should carefully consider, among other matters, these principal risks and uncertainties, as well as those incorporated by reference in other filings Rio Tinto may make from time to time with the SEC.

Risks relating to the Rio Tinto Group

Commodity prices and global demand for the Group’s products are expected to remain uncertain

Commodity prices and demand are volatile and strongly influenced by world economic conditions. The Group’s normal policy is to sell its products at prevailing market prices and not to enter into price hedging arrangements. Recent volatility in commodity prices and demand may continue, which could adversely affect the Group’s earnings, cash flow and reserves.

Past strong demand for the Group’s products in China could be affected by future developments in that country

The Group is heavily reliant on the Chinese market and if China experiences an economic downturn, or if Chinese customers source products from elsewhere, this could adversely affect demand and pricing for the Group’s products. Furthermore, the basis on which the Group prices iron ore in Asia is evolving and to the extent this results in prices or pricing mechanisms that are less favorable to the Group, its earnings and cash flow could be adversely affected.

Rio Tinto is exposed to fluctuations in exchange rates

The great majority of the Group’s sales are denominated in US dollars, which is also the currency used for holding surplus cash, financing operations, and presenting external and internal results. Although many costs are incurred in US dollars, a significant portion is influenced by the local currencies of the countries where the Group operates, principally the Australian dollar and Canadian dollar. The Group’s normal policy is to avoid hedging of foreign exchange rates and so the Group may be adversely affected by appreciation in the value of other currencies against the US dollar, or to prolonged periods of exchange rate volatility. These fluctuations may negatively impact the Group’s profitability.

Political, legal and commercial changes in the places where the Group operates

The Group has operations in jurisdictions where governments and communities are seeking a greater share of mineral wealth. In some jurisdictions commercial instability can arise from a culture of bribery and corruption. Some operations are conducted under specific agreements with respective governments and associated acts of relevant legislative bodies. In several countries, land title and rights to land and resources (including Indigenous title) may be unclear. Political and administrative change, policy reform, and changes in law or government regulation can result in expropriation, or nationalization of the Group’s rights or assets.

In its operations and development projects, Rio Tinto is exposed to:

•	renegotiation, unilateral variation or nullification of existing agreements, leases and permits;

•	changes in government ownership of operations;

•	significant restoration and environmental clean-up costs;

•	currency and foreign investment restrictions;

•	changes in taxation rates, regimes or international tax agreements;

•	limitations to power, water, energy and infrastructure access; and

•	general increases in regulation, including compliance costs.

Political instability and uncertainty or government changes to terms applicable to the Group’s operations may result in increased costs for the Group, may curtail or negatively impact existing operations and prevent the Group from making future investments.

Community disputes in the countries and territories in which the Group operates

Some of the Group’s current and potential operations are located in or near communities that may regard these operations as being detrimental to them. Community expectations are typically complex with the potential for multiple inconsistent stakeholder views that may be difficult to resolve. Stakeholder opinion and community acceptance can be subject to many influences, for example, related industries, operations of other groups, or local, regional or national events in other places where we operate. These disputes can disrupt our operations and may increase our costs, thereby potentially impacting our revenue and profitability. In the extreme, our operations may be a focus for civil unrest or criminal activity, which can impact our operational and financial performance, as well as our reputation.

Increased regulation of greenhouse gas emissions could adversely affect the Group’s cost of operations

Rio Tinto’s operations are energy-intensive and depend on fossil fuels. Worldwide, there is increasing regulation of greenhouse gas emissions, tighter emission reduction targets and progressive introduction of carbon pricing mechanisms. These are likely to raise significantly worldwide energy, production and transport costs over the medium to long terms, which will increase the Group’s cost base and, potentially, negatively impact the Group’s profitability.

Regulations, standards and stakeholder expectations regarding health, safety, environment and community evolve over time and unforeseen changes could have an adverse effect on the Group’s business and reputation

The resources sector is subject to extensive health, safety and environmental laws, regulations and standards alongside community and stakeholder expectations. Evolving regulation, standards and stakeholder expectations could result in increased costs, litigation or, in extreme cases, threaten the viability of an operation.

The Group’s exploration and development of new projects might be unsuccessful, expenditures may not be fully recovered and depleted ore reserves may not be replaced

Rio Tinto identifies new orebodies and mining properties through its exploration program, and develops or expands other operations as a means of generating shareholder value. Exploration is not always successful and there is a high degree of competition to develop world-class orebodies. The Group may also not be able to source or maintain adequate project financing, or may be unable to find willing and suitable joint venture partners to share the cost of developing large projects.

Rio Tinto may fail to make or successfully integrate acquisitions, or to complete divestment agreements

Business combinations entail a number of risks including the cost of effectively integrating acquisitions to realize synergies, significant write-offs or restructuring charges, and unanticipated costs and liabilities. The Group may also be liable for the past acts, omissions or liabilities it has acquired that are unforeseen or greater than anticipated. The Group may also retain unforeseen liabilities for divested entities if the buyer fails to honor all commitments or the Group agrees to retain certain liabilities.

The Group’s reported results could be adversely affected by the impairment of assets and goodwill

The Group may be required to record impairment charges as a result of adverse developments in the recoverable values of its assets (including goodwill). Significant assumptions in the determination of recoverable value include, but are not limited to: pricing of the Group’s commodities and products, reserves and mineralized material, infrastructure availability, discount and exchange rates, operating cost projections, and timing of expenditure on major projects. In addition, the occurrence of unexpected events or events beyond the Group’s control that adversely impact its business may have an impact on the assumptions underlying the recoverable value of its assets. The foregoing items are not exhaustive and impairments may be caused by factors currently unknown to the Group. To the extent that the recoverable value of an asset is impaired, such impairment may negatively impact the Group’s profitability during the relevant period.

The Group’s liquidity and cash flow expectations may not be realized, inhibiting planned expenditure

The Group’s ability to fund planned expenditure such as capital growth, mergers and acquisitions, innovation and other obligations may falter if its cash position proves inadequate. Our ability to weather a major economic shock — for example, in the eurozone — could be compromised by insufficient cash reserves, a reduction in the value of existing reserves, or restricted access to these and other sources of cash, including the international capital markets.

General cost inflation in the resources sector is affecting both operations and projects, resulting in significant pressure on capital and operating costs

Input costs in the resources sector have risen at a disproportionate rate, adversely affecting the economics of current operations and increasing the cost of our capital expansion projects. Many of these input costs are linked to commodity prices and in the case of capital expansion projects the time lag between incurring project costs and receiving revenue can result in additional exposure to commodity markets. Failure to contain costs may have an adverse impact on our operating margins and the viability of our capital expansion projects.

Estimates of ore reserves are based on uncertain assumptions that, if changed, could result in the need to restate ore reserves

There are numerous uncertainties inherent in estimating ore reserves, including subjective judgments and determinations that are based on available geological, technical, contract and economic information. Previously valid assumptions may change significantly with new information, which may result in changes to the economic viability of some reserves and the need for them to be restated.

Labor disputes could lead to lost production and/or increased costs

Some of the Group’s employees, including employees in non-managed operations, are represented by labor unions under various collective labor agreements. The Group may not be able satisfactorily to renegotiate agreements when they expire and may face difficult negotiations or higher wage demands. In addition, labor agreements may not prevent a strike or work stoppage.

Some of the Group’s technologies are unproven and failures could adversely impact costs and/or productivity

The Group has invested in and implemented new technologies in both information systems and operational initiatives, some of which are unproven and their eventual viability cannot be assessed with certainty. The actual benefits of these technologies may differ materially from expectations.

The Group may be exposed to major failures in the supply chain for specialist equipment and materials

Rio Tinto operates within a complex supply chain depending on suppliers of materials, services, equipment, and infrastructure, and on providers of logistics. Supply chain failures, or significantly increased costs within the supply chain, for whatever reason, could have an adverse effect on the Group’s business.

Joint ventures, strategic partnerships or non-managed operations may not be successful and may not comply with the Group’s standards

The Group participates in several joint venture and partnership arrangements, and it may enter into others, all of which necessarily involve risk. Whether or not the Group holds majority interests or maintains operational control in its joint ventures, its partners may:

•	have economic or business interests or goals that are inconsistent with, or opposed to, those of the Group;

•	exercise veto rights to block actions that the Group believes are in its or the joint venture’s best interests; or

•	be unable or unwilling to fulfill their obligations under the joint venture or other agreements, such as contributing capital to expansion or maintenance projects.

Where these joint ventures are controlled and managed by others, the Group may provide expertise and advice but has limited control over compliance with its standards and objectives, such that partners may take action contrary to the Group’s interests or policies with respect to its investment.

The Group’s operations are vulnerable to a range of interruptions, not all of which are covered fully by insurance

Natural disasters and events

Mining, smelting, refining and infrastructure installations are vulnerable to natural events including earthquakes, drought, flood, fire, storm and the possible effects of climate change.

Sustained operational difficulties

Operating difficulties are many and various, ranging from unexpected geological variations that could result in significant ground or containment failure to breakdown of key capital equipment.

Reliable roads, rail networks, ports, power generation and transmission, and water supplies are required to access and conduct our operations.

Limitations, or interruptions in transport infrastructure, including as a result of third parties gaining access to our integrated facilities, could impede its ability to deliver products.

Information technology and cyber security

The Group relies heavily on information technology and process control systems to support our business. In common with most large, global companies, the Group has experienced cyber attacks and is faced with ongoing threats to the confidentiality, integrity and availability of such systems. Whilst no material losses related to cyber security breaches have been discovered, given the increasing sophistication and evolving nature of this threat, we cannot rule out the possibility of them occurring in the future. An extended failure of critical system components, caused by accidental, or malicious actions, including those resulting from a cyber security attack, could result in a significant environmental incident, commercial loss or interruption to operations.

Major operational failure

The Group’s operations involve chemicals and other substances stored under high temperature and pressure, with the potential for fire, explosion or other loss of control of the process, leading to a release of hazardous materials. This could occur by accident or a breach of operating standards, and could result in a significant incident.

The Group’s insurance does not cover every potential loss associated with its operations and adequate coverage at reasonable rates is not always obtainable. In addition, insurance provision may not fully cover its liability or the consequences of any business interruption. Any occurrence not fully covered by insurance could have an adverse effect on the Group’s business.

The Group depends on the continued services of key personnel

The Group’s ability to maintain its competitive position is dependent on the services of a wide range of highly skilled and experienced personnel available in the locations where they are needed. Failure to recruit and retain key staff, and the inability to deploy staff worldwide, where they are most needed, could affect the Group’s business. Similar constraints may be felt by the Group’s key consultants, contractors and suppliers, thereby impacting the Group’s expansion plans.

The Group’s costs of close-down, reclamation, and rehabilitation could be higher than expected

Close-down and reclamation works to return operating sites to the community can be extensive and costly. Estimated costs are provided for, and updated annually, over the life of each operation but the provisions might prove to be inadequate due to changes in legislation, standards and the emergence of new reclamation techniques. In addition, the expected timing of expenditure could change significantly due to changes in the business environment that might vary the life of an operation.

Risks relating to the notes

Since Rio Tinto plc and Rio Tinto Limited are holding companies and currently conduct their operations through subsidiaries, your right to receive payments on the guarantees is subordinated to the other liabilities of their subsidiaries

Rio Tinto plc and Rio Tinto Limited are organized as holding companies, and substantially all of their operations are carried on through subsidiaries. Their principal source of income is the dividends and distributions they receive from their subsidiaries. The ability of Rio Tinto plc and Rio Tinto Limited to meet their financial obligations is dependent upon the availability of cash flows from their domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. These subsidiaries and affiliated companies are not required to and may not be able to pay dividends or make distributions to Rio Tinto plc and Rio Tinto Limited. Claims of the creditors of the subsidiaries of Rio Tinto plc and Rio Tinto Limited have priority as to the assets of such subsidiaries over the claims of Rio Tinto plc or Rio Tinto Limited. Consequently, holders of notes guaranteed by Rio Tinto plc and Rio Tinto Limited are structurally subordinated to the prior claims of the creditors of subsidiaries of Rio Tinto plc and Rio Tinto Limited.

In addition, some of Rio Tinto’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. English and Australian law prohibits those subsidiaries incorporated in the United Kingdom and Australia, respectively, from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits which have not been previously utilized by distribution or capitalization, less accumulated, realized losses which have not been previously written off in a reduction or reorganization of capital duly made. Other statutory and general law obligations also affect the ability of directors of Rio Tinto’s subsidiaries to declare dividends and the ability of Rio Tinto’s subsidiaries to make payments to Rio Tinto on account of intercompany loans.

Since the notes are unsecured, your right to receive payments may be adversely affected

The notes that we are offering will be unsecured. If we default on the notes or Rio Tinto defaults on the guarantees, or after bankruptcy, liquidation or reorganization, then, to the extent that we or Rio Tinto have granted security over our or Rio Tinto’s assets, the assets that secure our or Rio Tinto’s debts will be used to satisfy the obligations under that secured debt before we or Rio Tinto could make payment on the notes or the guarantees. There may only be limited assets available to make payments on the notes or the guarantees in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

We or Rio Tinto may incur substantially more debt in the future

We or Rio Tinto may incur substantial additional indebtedness in the future, including in connection with future acquisitions, some or all of which may be secured by our or Rio Tinto’s assets. The terms of the notes will not limit the amount of indebtedness we or Rio Tinto may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the notes now face.

The notes lack a developed public market

There can be no assurance regarding the future development of a market for the notes or the ability of holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our or Rio Tinto’s operating results and the market for similar notes. The underwriters may make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. See “Underwriting”.

Our and Rio Tinto’s credit ratings may not reflect all risks of an investment in the notes

The credit ratings ascribed to us, Rio Tinto and the notes are intended to reflect our and Rio Tinto’s ability to meet our payment obligations in respect of the notes and the guarantees, and may not reflect the potential impact of all risks related to structure and other factors on the value of the notes. In addition, actual or anticipated changes in our or Rio Tinto’s credit ratings may generally be expected to affect the market value of the notes.

If we default on the notes, or if Rio Tinto defaults on the guarantees, your right to receive payments on the guarantees may be adversely affected by English or Australian insolvency laws

Rio Tinto plc and Rio Tinto Finance (USA) plc are incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, English insolvency law. The procedural and substantive provisions of English insolvency laws generally are more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for us, Rio Tinto or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

Rio Tinto Limited is incorporated under the laws of Australia and, therefore, insolvency proceedings with respect to Rio Tinto Limited would be likely to proceed under, and be governed by, Australian insolvency law. The procedural and substantive provisions of Australian insolvency laws are also generally more favorable to secured creditors than comparable provision of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for us, Rio Tinto or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

RECENT DEVELOPMENTS

Bingham Canyon Mine slide

On April 10, 2013, Kennecott Utah Copper’s Bingham Canyon experienced a slide estimated to be in excess of 150 million tonnes of material along a geotechnical fault-line of its north-eastern wall. No injuries were sustained as a result of the slide. The slide was contained on Kennecott’s property, without impact to local communities. Movement on the north-eastern wall accelerated in prior weeks and pre-emptive measures were taken to relocate equipment, infrastructure and roads prior to the slide. However, the mine did experience some damage to equipment including three of the existing 13 shovels, 14 of the existing 100 haul truck fleet and other ancillary equipment. The extent of the damage and recoverability of the equipment is being assessed. The slide will have a significant impact on the Group’s copper production this year. A recovery plan is being implemented to minimize the economic impact.

Overturning of the Approval for the Warkworth Extension Project

On April 15, 2013, the New South Wales Land and Environment Court issued a decision to overturn the 2012 Development Consent for the Warkworth Extension Project. The Warkworth Extension Project had been approved on behalf of the New South Wales government in February 2012 following a process spanning two and half years. The Warkworth Extension Project was the continuation of operations at Mount Thorley Warkworth mine, within the footprint of Coal & Allied’s existing mining tenements and on land owned by Coal & Allied. On May 15, 2013, it was announced that the Planning Minister had decided to file a “cross appeal” against the New South Wales Land and Environment Court’s decision to overturn the approval. The Planning Minister’s cross appeal has been lodged on grounds that support Coal & Allied’s appeal to the Supreme Court. The appeal will be heard from July 30 to August 1, 2013.

Sale of Sebree Smelter

Rio Tinto Alcan has signed an asset sale agreement with U.S. based Century Aluminum for the sale of its Sebree aluminium smelter in Robards, Kentucky for U.S.$61 million in cash and the assumption of U.S.$4 million of certain liabilities. Following a strategic review of its aluminium assets in 2011, Rio Tinto Alcan determined that the Sebree smelter no longer fits with the Group’s long-term strategy. The transaction is expected to close by the end of June 2013. Sebree Works produced 205,000 tonnes of primary aluminum in 2012.

Eagle Project Sale

On June 12, 2013, Rio Tinto announced that it had reached a binding agreement to sell its Eagle project to Lundin Mining Corporation for an estimated U.S.$325 million in cash. The transaction is expected to close in the third quarter of 2013 and is subject to regulatory approval. The Eagle project in the Upper Peninsula of Michigan in the United States includes a high-grade underground nickel-copper mine and mill. Construction commenced in June 2010 and is approximately 55% complete.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated offering expenses) from the sale of the notes will be approximately U.S.$2.98 billion. We intend to use the net proceeds for general corporate purposes.

SUMMARY HISTORICAL FINANCIAL DATA

The summary consolidated historical financial data as of December 31, 2012 and 2011 and for the years ended December 2012, 2011 and 2010 has been derived from the audited consolidated financial statements of Rio Tinto included in the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2012 incorporated by reference in this prospectus and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The summary consolidated historical financial data as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008 has been derived from financial data not included in the consolidated financial statements incorporated by reference in this prospectus supplement. The summary consolidated historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the audited consolidated financial statements and notes thereto contained in the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.

Summary Condensed Consolidated Financial Information of Rio Tinto

Income Statement

	Year ended December 31,
	2012	2011	2010(1)	2009	2008
	(U.S.$ million)
Consolidated sales revenue(2)	50,967	60,537	55,171	40,262	52,861
Group operating (loss)/profit(3)(4)	(1,153)	13,940	19,608	7,506	10,194
(Loss)/profit for the year(4)	(3,004)	6,765	15,098	5,335	4,609
Basic (loss)/earnings per share (U.S. cents)(5)	(161.7)	303.0	726.1	276.2	234.1
Diluted (loss)/earnings per share (U.S. cents)(5)	(161.7)	301.0	721.8	275.3	233.1

Statement of Financial Position

	At December 31,
	2012	2011	2010(1)	2009	2008
	(U.S.$ million)
Total assets	117,573	119,545	112,773	97,236	89,616
Share capital and share premium	10,189	10,024	10,105	9,344	5,826
Total equity/Net assets	58,021	59,208	64,512	45,925	22,461
Equity attributable to Rio Tinto shareholders	46,865	52,539	58,247	43,831	20,638

Other Financial Data

	Year ended December 31,
	2012	2011	2010(1)	2009	2008
	(U.S.$ million)
EBITDA(6)	19,411	28,636	26,553	14,471	23,870

Notes:
(1)	The audited financial statements for the year ended December 31, 2010 were restated in accordance with IFRS 3 “Business Combinations” (Revised), following reclassification of certain balances related to the consolidation of Oyu Tolgoi LLC (see Note 39 to the 2011 Financial Statements in the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2011, which is not incorporated by reference in this prospectus supplement).
(2)

Following the continued integration and organizational restructure of Rio Tinto Aluminium and adoption of the integrated operations approach (see Rio Tinto Financial Information by Business Unit on pages 209 to 212 of the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2011, which is not incorporated by reference in this prospectus supplement), sales of surplus power and carbon products used in the smelting process, previously included within sales revenue, were treated as a credit to operating costs. In addition, third party commodity swap arrangements for delivery and receipt of smelter grade alumina were offset within operating costs. Corresponding amounts in comparative periods, being December 31, 2010 and prior periods, were reclassified accordingly. This reclassification was considered to improve the relevance of the financial statements for users. The impact of the reclassification on previously reported consolidated sales revenue was: December 31, 2010: a reduction of U.S.$1,405 million (December 31, 2009: a reduction of U.S.$1,563 million, December 31, 2008: a reduction of U.S.$1,403 million).
(3)	Group operating profit under IFRS includes the effects of charges and reversals resulting from impairments and profit and loss on disposals of interests in businesses. Group operating profit amounts shown above exclude equity accounted operations, finance items, tax and discontinued operations.
(4)	Group operating loss for the year ended December 31, 2012 was net of impairment charges of U.S.$13,953 million before tax. Loss for the year is net of impairment charges of U.S.$14,360 million after tax, which includes impairment of investments in equity accounted units of U.S.$2,457 million excluded from Group operating loss. See Note 6 to the 2012 Financial Statements in the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.
(5)	The rights issues completed in July 2009 were at a discount to the then market price. Accordingly, earnings per share and dividends per share for all periods up to the date on which the shares were issued were adjusted for the bonus element of the issue. The bonus factor for Rio Tinto plc was 1.2105 and for Rio Tinto Limited was 1.2679.
(6)	EBITDA (including Rio Tinto’s share of equity accounted units) represents profit before finance items and tax, depreciation and amortization in subsidiaries, impairment charges/(reversals), depreciation and amortization in equity accounted units, taxation in equity accounted units and finance items in equity accounted units. Information regarding EBITDA is sometimes used by investors to evaluate the efficiency of a company’s operations and its ability to employ its earnings towards repayment of debt, capital expenditures and working capital requirements. There are no generally accepted accounting principles governing the calculation of EBITDA and, as a non-GAAP measure, the criteria upon which EBITDA is based can vary from company to company. EBITDA, by itself, does not provide a sufficient basis to compare Rio Tinto’s performance with that of other companies and should not be considered in isolation or as a substitute for operating profit or any other measure as an indicator of operating performance, or as an alternative to cash generated from operating activities as a measure of liquidity.

The reconciliation of Rio Tinto’s profit before finance items and taxation to EBITDA is as follows:

	Year ended December 31,
	2012	2011	2010	2009	2008
	(U.S.$ million)
Profit/(loss) on ordinary activities before finance items and taxation	(2,576)	14,052	20,709	8,292	11,233
Depreciation and amortization in subsidiaries	4,380	3,817	3,437	3,427	3,475
Impairment charges	17,194	10,115	982	1,573	8,030
Depreciation and amortization in equity accounted units	501	527	522	440	414
Taxation and Finance items in equity accounted units	(88)	125	903	739	718

EBITDA (unaudited)	19,411	28,636	26,553	14,471	23,870

CAPITALIZATION AND INDEBTEDNESS OF RIO TINTO

The following table sets out the capitalization and indebtedness of Rio Tinto in accordance with IFRS (i) on an actual basis as of December 31, 2012; and (ii) as adjusted to give effect to the issuance of the notes offered hereby.

	At December 31, 2012(1)
	Actual	As Adjusted
	(U.S.$ millions)
Share capital of Rio Tinto plc	230	230
Share capital of Rio Tinto Limited	5,715	5,715

Share capital	5,945	5,945
Share premium account	4,244	4,244
Other reserves	14,849	14,849
Retained earnings	21,827	21,827

Equity attributable to owners of Rio Tinto	46,865	46,865
Borrowings(2)(3):
Current borrowings, including bank overdrafts	2,205	2,205
Non-current borrowings	24,463	27,463

Total capitalization and indebtedness	73,533	76,533

Notes:

(1)	Except for the issuance of the notes to which this prospectus supplement relates, there has been no material change to Rio Tinto’s capitalization and indebtedness since December 31, 2012.
(2)	For an indication of which debt is secured and unsecured as of December 31, 2012, see Note 23 to the 2012 Financial statements in the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement.
(3)	Of the debt listed in Note 23 to the 2012 Financial Statements in the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2012, which is incorporated herein by reference, the bonds issued by Rio Tinto Finance (USA) plc and Rio Tinto Finance (USA) Limited are guaranteed by each of Rio Tinto plc and Rio Tinto Limited and the notes issued under Rio Tinto’s European Debt Issuance Programme by Rio Tinto Finance plc are guaranteed by Rio Tinto plc and Rio Tinto Limited.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth in the table below are the ratios of earnings to fixed charges of Rio Tinto based on information derived from Rio Tinto’s consolidated financial statements, which are prepared in accordance with IFRS.

	Year ended December 31,
	2012	2011	2010(1)	2009	2008
Ratio of earnings to fixed charges	—(2)	13.29	22.93	7.05	5.91

Notes:
(1)	The audited financial statements for the year ended December 31, 2010 were restated in accordance with IFRS 3 “Business Combinations” (Revised), following reclassification of certain balances related to the consolidation of Oyu Tolgoi LLC (see Note 39 to the 2011 Financial Statements in the Annual Report on Form 20-F of Rio Tinto for the year ended December 31, 2011, which is not incorporated by reference in this prospectus supplement).
(2)	The ratio of earnings to fixed charges is below 1.0 for the year ended December 31, 2012 and additional earnings of U.S.$1,150 million would have been necessary to bring the ratio to 1.0. This was primarily the result of a loss from charges for the impairment of goodwill and of other assets.

The ratio of earnings to fixed charges of Rio Tinto is computed by dividing the amount of its pre-tax earnings by the amount of its fixed charges. For the purposes of calculating the ratio, earnings is defined as pre-tax income from continuing operations before adjustments for non-controlling interests, less (i) non-controlling interests in pre-tax income of subsidiaries that have not incurred fixed charges; and (ii) share of profit after tax of equity accounted units, plus (i) fixed charges; (ii) distributed income of equity investees; and (iii) amortization of capitalized interest. Fixed charges consist of interest costs, both expensed and capitalized, and a reasonable approximation of the rental expense representative of the interest factor.

DESCRIPTION OF GUARANTEED NOTES

This section is a summary of certain financial and legal terms of the notes and supplements the more general description under “Description of Guaranteed Debt Securities” in the base prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Guaranteed Debt Securities” in the base prospectus, the following description replaces that in the base prospectus.

General

We will offer U.S.$1,000,000,000 initial aggregate principal amount of 1.375% notes due 2016, U.S.$1,250,000,000 initial aggregate principal amount of 2.250% notes due 2018, U.S.$250,000,000 initial aggregate principal amount of floating rate notes due 2015 and U.S.$500,000,000 initial aggregate principal amount of floating rate notes due 2016. Book-entry interests in the notes will be issued, as described in “Clearance and Settlement” in the base prospectus, in minimum denominations of U.S.$2,000 and in integral multiples of U.S.$1,000.

The 2016 notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement, payable semi-annually in arrears on June 17 and December 17 of each year, beginning on December 17, 2013. The 2018 notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement, payable semi-annually in arrears on June 14 and December 14 of each year, beginning on December 14, 2013. Interest on the fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. With respect to the fixed rate notes, if any interest payment date (other than the maturity date) would otherwise be a day that is not a business day, the relevant interest payment date will be postponed to the next day that is a business day. The regular record dates for payments of interest on the 2016 notes will be June 2 and December 2. The regular record dates for payments of interest on the 2018 notes will be May 31 and November 30.

The floating rate notes will bear interest at a base rate of 3-month U.S. dollar LIBOR plus a spread of 0.550% and 0.840% for the 2015 floating rate notes and the 2016 floating rate notes, respectively. Interest on the 2015 floating rate notes will be payable quarterly in arrears on March 19, June 19, September 19 and December 19 of each year, beginning on September 19, 2013. Interest on the 2016 floating rate notes will be payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year, beginning on September 17, 2013. The calculation agent will calculate the amount of interest that has accrued during each interest period — i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to, but excluding, the payment date. For each such interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by the applicable interest rate and an accrued interest factor for the interest period. This factor will be equal to the number of days in the interest period divided by 360. If any interest reset date or interest payment date (other than the maturity date) would otherwise be a day that is not a business day, the relevant date will be postponed to the next day that is a business day. However, if that date would fall in the next succeeding calendar month, such date will be the immediately preceding business day. The regular record dates for payments of interest on the 2015 floating rate notes will be March 4, June 4, September 4 and December 4. The regular record dates for payments of interest on the 2016 floating rate notes will be March 2, June 2, September 2 and December 2.

All calculations relating to the floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The calculation agent will determine on each interest determination date the interest rate that takes effect on the applicable interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period. Upon request, the calculation agent will provide notice of the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error. All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation will be rounded upward or downward, as appropriate, to the nearest cent.

A “business day” means any day other than a day on which banks are permitted or required to be closed in London and New York City. The indenture, the notes and the guarantees will be governed by New York law.

The notes will be unsecured, unsubordinated indebtedness of Rio Tinto Finance (USA) plc and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Rio Tinto plc and Rio Tinto Limited each will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of and any premium and interest on the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the notes will be unsecured, unsubordinated obligations of Rio Tinto plc and Rio Tinto Limited. The guarantees will rank equally with all other unsecured and unsubordinated indebtedness of Rio Tinto plc and Rio Tinto Limited from time to time outstanding. Because Rio Tinto plc and Rio Tinto Limited are holding companies, the notes will effectively be subordinated to any indebtedness of each of their subsidiaries.

The trustee will be The Bank of New York Mellon. See “Description of Guaranteed Debt Securities — Default and Related Matters” on page 24 of the base prospectus for a description of the trustee’s procedures and remedies available in the event of default.

The principal corporate trust office of the trustee in the City of New York is currently designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Payment of principal of and interest on the notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of The Depository Trust Company, referred to as DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Optional Redemption

We or Rio Tinto may redeem the fixed rate notes in whole or in part, at our option or at the option of Rio Tinto plc and Rio Tinto Limited at any time and from time to time. In the case of the 2016 notes, upon redemption, we will pay a redemption price equal to the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by us or Rio Tinto, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding any interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in this prospectus supplement) plus a spread of 15 basis points, together, in either case, with accrued interest on the principal amount of the notes to be redeemed to the date of redemption. In the case of the 2018 notes, upon redemption, we will pay a redemption price equal to (i) if such redemption occurs prior to November 14, 2018, the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) as certified to the trustee by us or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of 25 basis points, or (ii) if such redemption occurs on or after November 14, 2018, 100% of the principal amount of the notes to be redeemed, together, in either case, with accrued interest on the principal amount of the notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

•	“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of fixed rate notes.

•	“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

•

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

•

“Reference Treasury Dealer” means each of BNP Paribas Securities Corp., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, RBS Securities Inc. and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

•

“Remaining Scheduled Payments” means, with respect to each fixed rate note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the applicable series of fixed rate notes to be redeemed. On and after any redemption date, interest will cease to accrue on such fixed rate notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the fixed rate notes to be redeemed on such date. If less than all of an applicable series of fixed rate notes is to be redeemed, the fixed rate notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and us, and the trustee and any paying agent for the fixed rate notes shall be entitled to rely on such calculation.

Payment of Additional Amounts

All payments of principal, premium (if any) and interest in respect of the notes or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges imposed, levied or collected by any jurisdiction in which we, Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, are organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax). If withholding or deduction is required by law, we, Rio Tinto plc or Rio Tinto Limited, as the case may be, must, subject to certain exceptions, pay to each beneficial owner of the notes additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest on the notes after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge, will not be less than the amount that would have been payable on the notes in the absence of such deduction or withholding. The requirement to pay additional amounts and the exceptions thereto are discussed in greater detail on page 19 of the base prospectus under “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts.”

Tax Redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that require us, Rio Tinto plc or Rio Tinto Limited to pay additional amounts on a series of notes as described in the base prospectus on page 19 under “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts,” we, Rio Tinto plc or Rio Tinto Limited may call all, but not less than all, of the relevant series of notes for redemption. This means we may repay that series of notes early. Our ability to redeem the notes is discussed in greater detail on page 18 of the base prospectus under “Description of Guaranteed Debt Securities — Special Situations — Optional Tax Redemption.” If we call a series of notes as a result of such tax law changes, we must pay 100% of their principal amount (including any additional amounts). We will also pay the holders accrued interest if we have not otherwise paid interest through the redemption date (including any additional amounts). Notes will stop bearing interest on the redemption date, even if the holders do not collect their money.

Notice of Redemption

In either of the situations discussed above, we will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on the notes as described under “Description of Guaranteed Debt Securities — Defeasance and Covenant Defeasance — Defeasance and Discharge” on page 23 of the base prospectus.

UNDERWRITING

BNP Paribas Securities Corp., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and RBS Securities Inc. are acting as joint bookrunners of the offering and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of the prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	2016 Notes Principal Amount	2018 Notes Principal Amount	2015 Floating Rate Notes Principal Amount	2016 Floating Rate Notes Principal Amount

BNP Paribas Securities Corp	U.S.$270,000,000	U.S.$337,500,000	U.S.$67,500,000	U.S.$135,000,000
J.P. Morgan Securities LLC.	270,000,000	337,500,000	67,500,000	135,000,000
Morgan Stanley & Co. LLC	270,000,000	337,500,000	67,500,000	135,000,000
Credit Suisse Securities (USA) LLC	75,000,000	93,750,000	18,750,000	37,500,000
RBS Securities Inc.	75,000,000	93,750,000	18,750,000	37,500,000
Bank of China Limited, London Branch	13,333,334	16,666,666	3,333,334	6,666,666
Santander Investment Securities Inc.	13,333,333	16,666,667	3,333,333	6,666,667
Scotia Capital (USA) Inc.	13,333,333	16,666,667	3,333,333	6,666,667

Total	U.S.$1,000,000,000	U.S.$1,250,000,000	U.S.$250,000,000	U.S.$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of the prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.15%, 0.20%, 0.10% and 0.15% of the principal amount of the 2016 notes, 2018 notes, 2015 floating rate notes and 2016 floating rate notes, respectively. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.025% of the principal amount of each series of notes, on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses (which consist of, among other fees, Securities and Exchange Commission registration fees, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts, will be approximately U.S.$800,000. The underwriters have agreed to reimburse us for certain fees and expenses incurred in connection with the offering and certain other transactions in the amount of U.S.$2,937,500.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and instruments of Rio Tinto or its subsidiaries. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

The underwriters or their affiliates have also performed investment banking and advisory services for us and the Rio Tinto Group from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may in the future, from time to time, engage in transactions with and perform services for us and the Rio Tinto Group in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes described in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us or any of the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement has been prepared on the basis that all offers of the notes within the European Economic Area will be made pursuant to an exemption under Article 3(2) of the Prospectus Directive, as implemented in relevant member states of the European Economic Area, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer of the notes within the European Economic Area should only do so in circumstances in which no obligation arises for us, our affiliates or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the notes contemplated in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

An offer of notes described in this prospectus supplement may only be made:

•

through the communication of an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us or to Rio Tinto; and

•	in compliance with all applicable provisions of the FSMA with respect to anything done in relation to notes, from or otherwise involving the United Kingdom.

Australian Selling Restrictions

No prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the notes has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or Australian Stock Exchange Limited and:

•	an invitation or offer of the notes for issue, sale or purchase in Australia (including an offer or invitation which is received by a person in Australia) may not be made; and

•	any draft or final form offering memorandum, advertisement or any other offering material relating to any notes may not be distributed or published in Australia, unless:

•

the aggregate consideration payable by each offeree is at least A$500,000 (or its equivalent in other currencies but disregarding moneys lent by the offeror or its associates (as defined in the Corporations Act)) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act;

•	such action complies with all applicable laws and regulations; and

•	such action does not require any document to be lodged with, or registered by, ASIC.

In addition, any note issued by the issuer may not be sold in circumstances where employees of an underwriter aware of, or involved in, the sale know, or have reasonable grounds to suspect, that the note or an interest in or right in respect of the note, was being or would later be, acquired either directly or indirectly by an

Offshore Associate of the Issuer acting other than in the capacity of a dealer, manager or underwriter in relation to the placement of the notes or a clearing house, custodian, funds manager or responsible entity of a registered scheme within the meaning of the Corporations Act.

“Offshore Associate” means an associate (as defined in section 128F of the Income Tax Assessment Act 1936 of Australia and any successor legislation) of the issuer that is either a non-resident of Australia which does not acquire the notes in carrying on a business at or through a permanent establishment in Australia or, alternatively, a resident of Australia that acquires the notes in carrying on business at or through a permanent establishment outside of Australia.

Hong Kong Selling Restrictions

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore Selling Restrictions

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sale business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan Selling Restrictions

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Italy Selling Restrictions

The offering of the notes has not been registered pursuant to the Italian securities legislation and, accordingly, no notes will be offered in Italy in an offer to the public, and any sales of the notes in Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. None of the notes will be sold or delivered, nor will any copies of this prospectus supplement or any other document relating to the notes in Italy be delivered except to “Qualified Investors”, as defined in Article 34 - ter, paragraph 1, (b), of CONSOB Regulation No. 11971 of May 14, 1999, as amended (“Regulation No. 11971”), pursuant to Article 30.2 and 100.1.a of Legislative Decree No. 58 of February 24, 1998 as amended (“Decree No. 58”), provided that such Qualified Investors will act in their capacity and not as depositaries or nominees for other shareholders, or in any other circumstances where an express exemption from compliance with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 applies, provided, however, that any such offer, sale or delivery of the notes or distribution of copies of the prospectus supplement or any other document relating to the notes in Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (“Decree No. 385”) and the relevant implementing instructions of the Bank of Italy (Istruzioni di Vigilanza per le Banche della Banca d’Italia), Decree No. 58, CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) and any other applicable laws and regulations; and

•	in compliance with any other applicable laws and regulations including any relevant notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

In any case the notes cannot be offered or sold to any individuals in Italy either in the primary or secondary market.

LEGAL MATTERS

Certain legal matters relating to the notes and the guarantees will be passed upon by Linklaters LLP, our English and U.S. counsel and by Allens, our Australian counsel. Certain legal matters relating to the notes and the guarantees will be passed upon for the underwriters by Davis Polk & Wardwell London LLP, U.S. counsel to the underwriters.

PROSPECTUS

RIO TINTO FINANCE (USA) LIMITED

RIO TINTO FINANCE (USA) PLC

DEBT SECURITIES

FULLY AND UNCONDITIONALLY GUARANTEED BY

RIO TINTO PLC

and

RIO TINTO LIMITED

We may offer and sell guaranteed debt securities from time to time. Each time we sell any of the guaranteed debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those guaranteed debt securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) together with additional information described under the heading “Where You Can Find More Information” carefully before you invest.

We may sell these guaranteed debt securities to, or through, underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement. This prospectus may not be used to sell any guaranteed debt securities unless it is accompanied by a prospectus supplement.

The principal executive offices of Rio Tinto Finance (USA) Limited and the principal executive offices of Rio Tinto Limited are located at Level 33, 120 Collins Street, Melbourne, Victoria 3000, Australia. Rio Tinto Finance (USA) Limited’s and Rio Tinto Limited’s telephone number is +61 3-9283-3333. The principal executive offices of Rio Tinto Finance (USA) plc and Rio Tinto plc are located at 2 Eastbourne Terrace, London W2 6LG, United Kingdom and Rio Tinto Finance (USA) plc’s and Rio Tinto plc’s telephone number is +44 20-7781-2000.

You should carefully consider the risk factors included, or incorporated by reference, in this prospectus and any applicable prospectus supplement(s) before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 16, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that has been filed with the Securities and Exchange Commission, which we refer to as the “SEC”, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the guaranteed debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the guaranteed debt securities we may offer. Each time we use this prospectus to offer guaranteed debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those guaranteed debt securities and the extent to which such terms differ from the general terms described in “Description of Guaranteed Debt Securities”. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement(s), together with the additional information described under the heading “Where You Can Find More Information”, prior to purchasing any of the guaranteed debt securities offered by this prospectus.

When acquiring any guaranteed debt securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the guaranteed debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of those documents.

In this prospectus, the terms “we”, “our” and “us” refer to Rio Tinto Finance (USA) Limited with respect to securities to be issued by it and Rio Tinto Finance (USA) plc with respect to securities to be issued by it, or as the context may require. We refer to Rio Tinto plc and Rio Tinto Limited taken together as Rio Tinto. We refer to Rio Tinto plc, Rio Tinto Limited and their subsidiaries taken together as the “Rio Tinto Group”, or the “Group”. Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc offer debt securities using this prospectus. Both Rio Tinto plc and Rio Tinto Limited act as the guarantors for offerings by Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc using this prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Rio Tinto Finance (USA) Limited is a corporation incorporated under the laws of the State of Victoria, Australia. Rio Tinto Finance (USA) plc is a public limited company incorporated under the laws of England and Wales. Rio Tinto plc is a public limited company incorporated under the laws of England and Wales. Rio Tinto Limited is a corporation incorporated under the laws of the State of Victoria, Australia. Substantially all of our and Rio Tinto’s directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom and Australia. A substantial portion of our and Rio Tinto’s assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us, Rio Tinto or these persons so that you may enforce judgments of U.S. courts against us, Rio Tinto or these persons based on the civil liability provisions of the U.S. federal or state securities laws. Our English and Australian legal advisers have advised us and Rio Tinto that there are doubts as to the enforceability in England and Wales and Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based on the U.S. federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Rio Tinto plc and Rio Tinto Limited are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers and, in accordance with these requirements, file annual and special reports and other information with the SEC. You may read and copy any document that Rio Tinto plc and Rio Tinto Limited file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents Rio Tinto plc and Rio Tinto Limited file with the SEC on the SEC website at www.sec.gov. The address of the SEC’s internet site is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room.

American depositary shares representing ordinary shares of Rio Tinto plc are listed on the New York Stock Exchange, and the ordinary shares are admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc’s main market for listed securities. The ordinary shares of Rio Tinto Limited are listed on the Australian Securities Exchange. You can consult reports and other information about Rio Tinto plc that it has filed pursuant to the rules of the New York Stock Exchange and the UK Listing Authority, and about Rio Tinto Limited that it has filed pursuant to the rules of the Australian Securities Exchange, at those exchanges or authorities.

The SEC allows us and Rio Tinto to incorporate by reference the information that we and Rio Tinto file with them, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•

information that we and Rio Tinto file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of the Rio Tinto Group since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents below filed with the SEC by Rio Tinto plc and Rio Tinto Limited pursuant to the Exchange Act. We also incorporate by reference any future filings that Rio Tinto plc and Rio Tinto Limited make with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we sell all of the securities. Our reports on Form 6-K furnished to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

The documents incorporated by reference herein in the future and set forth below contain important information about us and our financial condition:

(i)	Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended December 31, 2011 filed with the SEC on March 16, 2012; and

(ii)	any future report on Form 20-F that either of Rio Tinto plc or Rio Tinto Limited files with the SEC under the Exchange Act until we sell the guaranteed debt securities that may be offered through this prospectus.

You can obtain copies of any of the documents incorporated by reference through Rio Tinto or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You may obtain Rio Tinto documents incorporated by reference into this prospectus, at no cost, by requesting them in writing or by telephone at the following addresses and telephone numbers:

Rio Tinto plc 2 Eastbourne Terrace London W2 6LG United Kingdom 011-44-20-7781-2000	Rio Tinto Limited Level 33, 120 Collins Street Melbourne, Victoria 3000 Australia 011-61-3-9283-3333

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain forward-looking statements with respect to the financial condition, results of operations and business of the Rio Tinto Group. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. The words “intend”, “aim”, “project”, “anticipate”, “estimate”, “plan”, “believe”, “expect”, “may”, “should”, “will”, or similar expressions, commonly identify such forward-looking statements.

Examples of forward-looking statements contained in or incorporated by reference in this prospectus include those regarding estimated ore reserves, anticipated production or construction dates, costs, outputs and productive lives of assets or similar factors. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors set forth in this document that are beyond the Group’s control. For example, future ore reserves will be based in part on market prices that may vary significantly from current levels. These may materially affect the timing and feasibility of particular developments. Other factors include the ability to produce and transport products profitably, demand for our products, the effect of foreign currency exchange rates on market prices and operating costs, and activities by governmental authorities, such as changes in taxation or regulation, and political uncertainty.

In light of these risks, uncertainties and assumptions, actual results could be materially different from projected future results expressed or implied by these forward-looking statements which speak only as at the date of this prospectus. Except as required by applicable regulations or by law, the Group does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events. The Group cannot guarantee that its forward-looking statements will not differ materially from actual results.

RIO TINTO PLC AND RIO TINTO LIMITED

The Rio Tinto Group

The Rio Tinto Group combines Rio Tinto plc, which is listed on the London Stock Exchange and headquartered in London, and Rio Tinto Limited, which is listed on the Australian Securities Exchange and has executive offices in Melbourne.

Businesses include open pit and underground mines, mills, refineries and smelters as well as a number of research and service facilities. The Group consists of wholly and partly owned subsidiaries, jointly controlled assets, jointly controlled entities and associated companies.

On December 30, 2011, Rio Tinto plc had a market capitalization of £45 billion (U.S.$70 billion) and Rio Tinto Limited had a market capitalization of A$26 billion (U.S.$27 billion). The Group’s combined market capitalization in publicly held shares on December 31, 2011, was U.S.$97 billion.

Rio Tinto’s operational structure is designed to facilitate a clear focus on the Group’s objective. This structure is based on the following primary product and business support groups:

•

Aluminium: Rio Tinto is a global leader in the aluminium industry. Its facilities include high quality bauxite mines, large scale alumina refineries and some of the world’s lowest cost, most technologically advanced primary aluminium smelters, using self-generated hydroelectricity at many facilities. In October 2011, the Aluminum group transferred 13 aluminum operations into two separately-managed business units, where they will be held for future divestment.

•

Copper: With diverse assets and leading technology, the Copper group is uniquely positioned to supply growing global demand as one of the world’s largest producers of copper, with valuable by-products of gold and molybdenum. In addition to interests in some of the world’s largest copper mines, the Copper group is taking the lead in the development of three of the world’s largest new copper projects, including Oyu Tolgoi in Mongolia.

•

Diamonds & Minerals: The Diamonds & Minerals group comprises mining, refining and marketing operations across three sectors: Rio Tinto Diamonds (“RTD”), Rio Tinto Minerals (“RTM”) and Rio Tinto Iron & Titanium (“RTIT”). RTD is active in mining, sales and marketing of rough cut diamonds. RTM is a world leader in borates with mines, processing plants, commercial and research facilities, and RTIT is a market leader in titanium dioxide feedstock.

•

Energy: Rio Tinto Energy is a leading supplier of thermal and coking coal to the Asian seaborne market and is one of the world’s largest uranium producers, serving electric utilities worldwide. Rio Tinto Energy’s portfolio includes: Rio Tinto Coal Australia, Rio Tinto Coal Mozambique, Energy Resources of Australia, which produces uranium oxide from its Ranger operation, and Rössing, a Namibian uranium oxide producer. Rio Tinto Energy completed the acquisition of Hathor Exploration Limited, which has uranium exploration rights in Canada, on January 12, 2012.

•

Iron Ore: Rio Tinto Iron Ore is the second largest producer supplying the world’s seaborne iron ore trade and has a global supply capacity to serve both the Pacific and Atlantic markets, operating an integrated platform of mines, rail and port infrastructure including development projects and is well positioned to benefit from the continuing strong demand in China and other Asian markets. To meet this demand, significant capacity expansion has occurred Australia, with on-going projects and expansions in Australia, Canada and Africa.

•

Exploration: Rio Tinto considers exploration to be a core competency, with recent Tier 1 discoveries by the Exploration group including the copper deposits at Resolution in Arizona and La Granja in Peru, and the iron ore deposits at Simandou in Guinea and Caliwingina in the Pilbara, Australia. Investment decisions are prioritized globally based not on commodity or location, but rather on the quality of each opportunity. At the end of 2011, the Exploration group was actively exploring in 18 countries for a broad range of commodities including bauxite, copper, coking coal, diamonds, iron ore, nickel, potash and uranium.

•

Technology & Innovation: Technology & Innovation’s centralized team of specialists focuses on improving current technologies and operations, project development, execution and evaluation. The group’s Innovation Centre concentrates on step changes that will give the Group competitive advantages in developing the ore bodies of the future.

The DLC Structure

Each of Rio Tinto plc and Rio Tinto Limited is the ultimate holding company of the companies within its respective group and its respective assets are substantially comprised of shares in such companies. Neither Rio Tinto plc nor Rio Tinto Limited conducts any other business and both are accordingly dependent on the other members of the Rio Tinto Group and revenues received from them.

In December 1995, the shareholders of each of Rio Tinto plc and Rio Tinto Limited approved the terms of a dual listed companies structure (the “DLC structure”) that was designed to place the shareholders of each of the companies in substantially the same position as if they held shares in a single entity. Following the approval of the DLC structure, each of Rio Tinto plc and Rio Tinto Limited entered into a DLC Structure Sharing Agreement (the “Sharing Agreement”). The Sharing Agreement ensured that the boards of directors of each of Rio Tinto plc and Rio Tinto Limited were identical and that their businesses are managed as a single entity. The Sharing Agreement provided for the ratio of dividend, voting and capital distribution rights attached to each Rio Tinto plc ordinary share and to each Rio Tinto Limited share to be fixed in an equalization ratio which has remained unchanged at 1:1. In principle, the Sharing Agreement provides for the public shareholders of Rio Tinto plc and Rio Tinto Limited to vote as a joint electorate on all matters which affect them in similar ways. However, the Sharing Agreement also provides for the protection of the public shareholders of each of the companies by treating the shares of each as if they were separate classes of shares issued by a single company.

Also in December 1995, each of Rio Tinto plc and Rio Tinto Limited entered into a Deed Poll Guarantee in favor of the creditors of the other. Pursuant to the Deed Poll Guarantees, each of Rio Tinto plc and Rio Tinto Limited guaranteed the contractual obligations of the other (and the obligations of other persons which are guaranteed by the other company), subject to certain limited exceptions. As a consequence of the Deed Poll Guarantees, holders of notes issued by the Company may make demand upon either Rio Tinto plc or Rio Tinto Limited.

RIO TINTO FINANCE (USA) LIMITED AND RIO TINTO FINANCE (USA) PLC

Rio Tinto Finance (USA) Limited (ABN 84 062 129 551), a corporation incorporated with limited liability in Australia, on October 19, 1993, under the Corporations Act 2001 is a wholly owned subsidiary of Rio Tinto Limited. Rio Tinto Finance (USA) plc, a public limited company incorporated under the laws of England and Wales, is an indirect wholly owned subsidiary of Rio Tinto plc. Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc are finance companies through which the Rio Tinto Group conducts its treasury operations. Each of Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc has access to surplus corporate funds which they invest in the money markets and raise finance from banks and third parties in the short, medium and long-term markets for on-lending to Rio Tinto Group companies. Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc also undertake foreign exchange and interest rate transactions as part of the Rio Tinto Group’s long-term management of foreign currency and interest rate exposures. Rio Tinto Finance (USA) Limited’s registered and principal executive office is located at 120 Collins Street, Melbourne, Victoria 3000, Australia. Rio Tinto Finance (USA) plc’s registered and principal executive office is located at 2 Eastbourne Terrace, London W2 6LG, United Kingdom.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth in the table below are the ratios of earnings to fixed charges of Rio Tinto based on information derived from our consolidated financial statements, which are prepared in accordance with International Financial Reporting Standards (“IFRS”).

	Year Ended December 31,
	2011	2010(1)	2009	2008	2007
Ratio of earnings to fixed charges	13.20	22.93	7.05	5.91	14.40

Note:
(1)	The audited financial statements for the year ended December 31, 2010 have been restated in accordance with IFRS 3 “Business Combinations” (Revised), following reclassification of certain balances relating to the consolidation of Oyu Tolgoi LLC (see Note 39 to the 2011 Financial Statements in the Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended December 31, 2011, which is incorporated by reference in this prospectus).

The ratio of earnings to fixed charges of Rio Tinto is computed by dividing the amount of its pre-tax earnings by the amount of its fixed charges. For the purposes of calculating the ratio, earnings is defined as pre-tax income from continuing operations before adjustments for minority interests, less (i) minority interests in pre-tax income of subsidiaries that have not incurred fixed charges; and (ii) share of profits after tax of equity accounted units, plus (i) fixed charges; (ii) distributed income of equity investees; and (iii) amortization of capitalized interest. Fixed charges consist of interest costs, both expensed and capitalized, and a reasonable approximation of the interest component of rental expense representative of the interest factor.

USE OF PROCEEDS

The net proceeds from the sale of the guaranteed debt securities offered will be added to the general funds of Rio Tinto, unless we state otherwise in a prospectus supplement.

DESCRIPTION OF GUARANTEED DEBT SECURITIES

This prospectus relates to guaranteed debt securities issued by Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc. As required by federal law of the United States for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an indenture. The indenture relating to debt securities issued by Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc is a contract among Rio Tinto Finance (USA) Limited, Rio Tinto Finance (USA) plc, Rio Tinto plc, Rio Tinto Limited and The Bank of New York Mellon.

General

The Bank of New York Mellon acts as the trustee under the indenture. The trustee has two principal functions:

•

First, it can enforce the rights of holders of the debt securities against us or Rio Tinto if we or Rio Tinto default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee acts on behalf of holders of the debt securities, described under “— Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative duties for us, such as sending interest payments to holders, transferring debt securities to new buyers and sending notices to holders.

Both Rio Tinto plc and Rio Tinto Limited act as the guarantors of the debt securities issued under the indenture. The guarantees are described under “— Guarantees” below.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. A copy of the form of indenture is filed with the SEC as an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all material terms of the debt securities and the guarantees that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities or the guarantees. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the series of debt securities described in the prospectus supplement.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable;

•

the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States and the manner of determining the equivalent amount in the currency of the United States;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described later under “— Restrictive Covenants — Defeasance and Discharge”;

•

if the series of debt securities will be issuable in whole or part in the form of a global security as described under “— Legal Ownership — Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a material discount to their stated principal amount (Section 101 of the Indenture). The prospectus supplement relating to original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

Interest rates

In addition to debt securities that bear interest at fixed rates, we may, from time to time, issue floating rate debt securities that bear interest at rates based on one or more of the following base rates:

•	LIBOR; or

•	any other interest rates (which may include a combination of more than one of the interest rate bases described above) as may be described in the applicable prospectus supplement.

LIBOR. A LIBOR note is a floating rate debt security that will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in the applicable prospectus supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in the applicable prospectus supplement.

LIBOR will be determined in the following manner:

•

LIBOR will be the arithmetic mean of the offered rates appearing on the Reuters LIBOR page, unless that page by its terms cites only one rate, in which case that rate; in either case, as of 11:00 A.M., London time, on the relevant interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date. The applicable prospectus supplement will indicate the index currency, the index maturity and the reference page that apply to the debt security and how interest determination dates and interest reset dates will be determined.

•

If fewer than two of the rates described above appears on the Reuters LIBOR page or no rate appears on any page on which only one rate normally appears, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant interest determination date will be the arithmetic mean of the quotations.

•

If fewer than two quotations are provided as described in the preceding paragraph, LIBOR for the relevant interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., London time, in the principal financial center for the country of the index currency, on that interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date and in a representative amount.

•

If fewer than three banks selected by the calculation agent provide quotations as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect.

The reference banks and dealers employed by the calculation agent in determining the base rate may include the calculation agent itself and its affiliates.

Guarantees

Both Rio Tinto plc and Rio Tinto Limited will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the debt securities, including any additional amounts which may be payable in respect of the debt securities, as described under “— Special Situations — Payment of Additional Amounts”. Rio Tinto plc and Rio Tinto Limited guarantee the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise. Each of Rio Tinto plc and Rio Tinto Limited is individually obligated to pay such amounts.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. Holders of debt securities who hold in street name should check with their institutions to find out:

•	how it handles payments in respect of the debt securities and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how holders can instruct it to send their debt securities, registered in their own names so they can be direct holders as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to holders who hold in street name or other indirect means, either because such holders choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to the street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the global security be registered in the name of a financial institution we select. In addition, we require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether a particular series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

Investors in debt securities that are issued only in the form of global debt securities should be aware that:

•	They cannot get debt securities registered in their own names.

•	They cannot receive physical certificates for their interests in the debt securities.

•

They will be street name holders and must look to their own banks or brokers for payments on the debt securities and protection of their legal rights relating to the debt securities, as explained earlier under “— Legal Ownership — Street Name and Other Indirect Holders”.

•

They may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to holders’ interests in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will Be Terminated. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “— Legal Ownership — Street Name and Other Indirect Holders” and “— Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us or Rio Tinto that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “— Default and Related Matters — Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 305 and 206)

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how to transfer ownership and where we make payments.

•

Holders’ rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if we want to redeem the debt securities for tax reasons.

•	Holders’ rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indenture that restrict our and Rio Tinto’s ability to incur liens. A particular series of debt securities may have additional covenants.

•	Holders’ rights if we or Rio Tinto default in respect of our or Rio Tinto’s obligations under the debt securities or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless indicated in the applicable prospectus supplement, in denominations that are even multiples of U.S.$1,000.

Holders may have their debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

Holders may exchange or transfer their debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring the securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

Holders will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with a holder’s proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to holders who are direct holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if such holders no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on your debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, NY 10286. Holders must make arrangements to have payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We or Rio Tinto may also arrange for additional payment offices, and may cancel or change these offices, including our or Rio Tinto’s use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We, Rio Tinto plc and Rio Tinto Limited are generally permitted to consolidate or merge with another entity. We, Rio Tinto plc and Rio Tinto Limited are also permitted to sell or lease substantially all of our assets to another entity or to buy or lease substantially all of the assets of another entity. However, Rio Tinto Finance (USA) Limited may only take these actions if the successor entity is incorporated or organized under the laws of Australia, any state thereof, or the United States, any state thereof, or the District of Columbia and Rio Tinto Finance (USA) plc may only take these actions if the successor entity is incorporated or organized under the laws of the United Kingdom, or any political subdivision thereof, or the United States, any state thereof, or the District of Columbia. In addition, neither we, Rio Tinto plc nor Rio Tinto Limited may take any of these actions unless all the following conditions are met:

•

Where Rio Tinto Finance (USA) Limited, Rio Tinto Finance (USA) plc, Rio Tinto plc or Rio Tinto Limited merges out of existence or sells or leases substantially all its assets, the successor entity must be duly organized and validly existing under the laws of the applicable jurisdiction.

•

If such successor entity is organized under the laws of a jurisdiction other than Australia, the United Kingdom, or the United States, any state thereof, or the District of Columbia, it must indemnify holders against any governmental charge or other cost resulting from the transaction.

•

Neither we, Rio Tinto plc nor Rio Tinto Limited may be in default on the debt securities or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “— Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•

If we, Rio Tinto plc or Rio Tinto Limited merges out of existence or sells or leases substantially all of our or their assets, the successor entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to Rio Tinto Finance (USA) Limited, Rio Tinto Finance (USA) plc, Rio Tinto plc or Rio Tinto Limited, as the case may be.

•

We, Rio Tinto plc or Rio Tinto Limited, as the case may be, must deliver a certificate and an opinion of counsel to the trustee, each stating that the consolidation, merger, conveyance, transfer or lease, and, if applicable, the supplemental indenture pursuant to which the successor entity assumes our obligations or the obligations of Rio Tinto plc or Rio Tinto Limited, are in compliance with the indenture.

•

Neither our nor Rio Tinto’s assets or properties may become subject to any impermissible lien unless the debt securities issued under the indenture are secured equally and ratably with the indebtedness secured by the impermissible lien. Impermissible liens are described in further detail below under “— Restrictive Covenants — Restrictions on Liens”.

Under the indenture, Rio Tinto or any Rio Tinto subsidiary may assume our obligations under the debt securities. This would likely be a taxable event to U.S. holders. U.S. holders would likely be treated as having exchanged their debt securities for other debt securities issued by Rio Tinto or such subsidiary and therefore may have to recognize gain or loss for U.S. federal income tax purposes upon such assumption.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring the Approval of all Holders. First, there are changes that cannot be made to the debt securities without the specific approval of each holder of the debt securities of the applicable series. Following is a list of those types of changes:

•	changes to the stated maturity of the principal or the interest payment dates on a debt security;

•	any reduction in amounts due on a debt security;

•	changes to any of our or Rio Tinto’s obligations to pay additional amounts described later under “— Special Situations — Payment of Additional Amounts”;

•	any reduction in the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	changes in the place or currency of payment on a debt security;

•	any impairment of holders’ right to sue for payment;

•	any reduction in the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	any reduction in the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and

•

any modification, in any manner adverse to the holders of the debt securities, to the obligations of Rio Tinto plc or Rio Tinto Limited in respect of the payment of principal, premium, if any, and interest, if any. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under “— Changes Requiring the Approval of all Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “— Restrictive Covenants — Defeasance and Discharge”. (Section 101)

•

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

The debt securities of any series may be redeemed in whole but not in part, in the three situations described below. The redemption price for the debt securities will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. Holders must receive between 30 and 60 days’ notice before their debt securities are redeemed.

The first situation is where, as a result of a change in or amendment to any laws, regulations or rulings or the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or any amendment to, any treaty or treaties affecting taxation, any of we, Rio Tinto plc or Rio Tinto Limited determines that it would be required to pay additional amounts as described later under “— Payment of Additional Amounts”.

The second situation is where, as a result of a change in or amendment to any laws, rulings or regulations or the official application or interpretation of such laws, rulings or regulations, or any change in the official application or interpretation of, or any execution of or any amendment to, any treaty or treaties affecting taxation, Rio Tinto plc or Rio Tinto Limited or any subsidiary of either of them determines that it would have to deduct or withhold tax on any payment to us to enable it to make a payment of principal or interest on a debt security.

In the first and second situations, the option to redeem the debt securities applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where Rio Tinto plc and Rio Tinto Limited are incorporated. If we, Rio Tinto plc or Rio Tinto Limited, as the case may be, have been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

In addition, in the case of the first and second situations, we, Rio Tinto plc or Rio Tinto Limited will not have the option to redeem if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

The third situation is where, following a merger or consolidation of Rio Tinto plc or Rio Tinto Limited or a transfer or lease of all of Rio Tinto plc’s or Rio Tinto Limited’s assets, the person formed by such merger, consolidation, transfer or lease is organized under the laws of a jurisdiction other than the United States, the United Kingdom or Australia, or any political subdivisions thereof, and is required to pay additional amounts as described under “— Payment of Additional Amounts”.

We, Rio Tinto plc or Rio Tinto Limited shall deliver to the trustee an Officer’s Certificate to the effect that the circumstances required for redemption exist. (Sections 1104 and 1108).

Payment of Additional Amounts

If the debt securities of any series provide for the payment of additional amounts, all payments of principal, premium (if any) and interest in respect of the debt securities or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges or whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction unless that withholding or deduction is required by law. A Relevant Taxing Jurisdiction is any jurisdiction under the laws of which we, Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, are or is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax).

The indenture provides that if withholding or deduction is required by law, then we, Rio Tinto plc or Rio Tinto Limited, as the case may be, will pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security to such holder who, with respect to any such withholding or deduction is not resident in a Relevant Taxing Jurisdiction, after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of a Relevant Taxing Jurisdiction, will not be less than the amount that would have been payable on that debt security in the absence of such deduction or withholding. However, we, Rio Tinto plc or Rio Tinto Limited, as the case may be, will not be required to make any payment of additional amounts in respect of taxes imposed as a result of any of the following circumstances:

•

If the holder is a U.S. person and the U.S. government or any political subdivision of the U.S. government is the entity that is imposing the tax or governmental charge. For this purpose, a U.S. person is any person who, for U.S. federal income tax purposes, is a citizen or resident, a domestic corporation, an estate whose income is subject to taxation regardless of its source, or a trust if a U.S. court can exercise supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

•

The payment of additional amounts is for a tax or charge imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the Relevant Taxing Jurisdiction. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•

The payment of additional amounts is for a tax or charge imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The payment of additional amounts is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The payment of additional amounts is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

•

The payment of additional amounts is for a tax imposed or withheld because the holder or beneficial owner failed to comply with any of our or Rio Tinto’s requests for the following that the statutes, treaties, regulations or administrative practices of the Relevant Taxing Jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information requirements.

•

In the case of a payment made by Rio Tinto plc under its guarantees or a payment made by Rio Tinto Finance (USA) plc, the payment of additional amounts results from the security being presented for payment, where presentation is required, in the United Kingdom unless presentation could not have been made elsewhere.

•

The payment of additional amounts is for any withholding or deduction imposed on a payment to an individual which is required to be made pursuant to any law implementing European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

•

The payment of additional amounts is for any withholding or deduction required to be made with respect to a debt security presented for payment, where presentation is required, by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union.

•

The holder of a debt security is our “associate” (as that term is defined in the Australian tax legislation (the Australian Tax Act)) and, as a result, the Australian Tax Act requires withholding tax to be paid on the interest or amounts in the nature of interest payable on the debt security.

•

A determination is made under the Australian Tax Act that withholding tax is payable because the holder has participated in a scheme to avoid withholding tax provided that neither we nor Rio Tinto participated in the scheme.

•

The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the Relevant Taxing Jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to us or Rio Tinto is incorporated. The prospectus supplement relating to the debt securities will describe whether additional amounts are payable with respect to that series of securities and if so, may describe additional circumstances in which we would not be required to pay additional amounts.

Additional amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “— Optional Tax Redemption” and “Taxation”. References to “principal”, “premium” and “interest” in this prospectus shall be deemed to include additional amounts payable with respect thereto.

Restrictive Covenants

Restrictions on Liens

Some of our or Rio Tinto’s property may be subject to a mortgage or other legal mechanism that gives our and Rio Tinto’s lenders preferential rights in that property over other lenders, including the holders of the debt securities, or over our and Rio Tinto’s general creditors if we fail to pay them back. These preferential rights are called liens. We promise that we will not become obligated on any new debt for borrowed money that is secured by a lien on any of our or Rio Tinto’s properties, unless we or Rio Tinto grant an equivalent or higher-ranking lien on the same property to the holders of the debt securities.

Neither we nor Rio Tinto need to comply with this restriction if the amount of all debt that would be secured by liens on our or Rio Tinto’s properties, excluding the debt secured by the liens that are listed below, is less than 10% of Rio Tinto’s consolidated net worth plus minorities. Consolidated net worth plus minorities is defined in the indenture as a measure of the net worth of Rio Tinto that includes amounts attributable to the outside interests in the accounting subsidiaries of Rio Tinto. (Sections 101 and 1007) At the date of this prospectus, a substantial portion of the consolidated assets of Rio Tinto is held by their subsidiaries and thus would not be subject to this restriction on liens.

This restriction on liens applies only to liens for borrowed money. In addition, this restriction on liens also does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the applicable series of debt securities;

•	any lien arising by operation of law and not as a result of any act or omission on our or Rio Tinto’s part;

•	liens arising from any judgment against us or Rio Tinto that does not give rise to an event of default;

•

any lien created on property (or the title documents for that property) acquired after the date of the issuance of the applicable series of debt securities for the sole purpose of financing or refinancing or securing the cost of that property so long as the principal moneys secured by the property do not exceed the cost of that acquisition;

•	any lien over property (or the title documents for that property) that was in existence at the time we or Rio Tinto acquired the property;

•

any lien over assets and/or, where such assets comprise substantially the whole of the assets of their owner, shares or stock in the owner of those assets that secures project finance borrowing to finance the costs of developing, or acquiring and developing, those assets;

•	any lien over property, including improvements, which was developed, constructed or improved by us or Rio Tinto, acquired after the date of the issuance of the applicable series of debt securities,

•	to secure the payment of all or any part of the cost of development or construction of or improvement on the property, or

•	to secure indebtedness incurred by us or Rio Tinto for the purpose of financing all or any part of the cost of development or construction or of improvements on the property,

so long as the secured indebtedness does not exceed the higher of the cost or the fair market value of that development, construction or improvement;

•	any lien arising solely by operation of law over any credit balance or cash held in an account with a financial institution;

•	any lien arising in transactions entered into or established for our or Rio Tinto’s benefit in connection with any of the following:

•	the operation of cash management programs;

•	other payment netting arrangements;

•

derivatives transactions (including swaps, caps, collars, options, futures transactions, forward rate agreements and foreign exchange transactions and any other similar transaction (including any option with respect to any of the foregoing) and any combination of any of the foregoing);

•	other normal banking transactions; or

•	in the ordinary course of letter of credit transactions;

•	any lien securing our or Rio Tinto’s indebtedness for borrowed money incurred in connection with the financing of our or Rio Tinto’s accounts receivable;

•	any lien arising in the ordinary course of dealings in base and precious metals, other minerals, petroleum or any other materials;

•	any lien incurred or deposits made in the ordinary course of business, including, but not limited to;

•	any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or similar lien;

•	any lien securing amounts in connection with workers’ compensation unemployment insurance and other types of social security; and

•	any easements, right-of-way, restrictions and other similar charges;

•

any lien securing all or part of our or Rio Tinto’s interest in any mine or mineral deposit and/or facilities and/or any agreement or instrument relating to a mine or mineral deposit that is in favor of any operator or participant in that mine, mineral deposit or facility if

•	the lien serves as security for any sum which may become due to

•	an operator in its capacity as operator; or

•	to a participant by virtue of any agreement or instrument relating to such mine or mineral deposit and/or facilities; and

•	the lien is limited to the relevant mine or mineral deposit and/or facilities;

•

any lien upon specific items of our or Rio Tinto’s inventory or other goods, and proceeds inventory or other goods, securing our or Rio Tinto’s obligations relating to bankers’ acceptances, issued or created for our or Rio Tinto’s account to facilitate the purchase, shipment or storage of the inventory or other goods;

•

any lien incurred or deposits made securing our or Rio Tinto’s performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of our or Rio Tinto’s business;

•

any lien on any of our or Rio Tinto’s property in favor of the Federal Government of the United States or the government of any state thereof, or the government of Australia or the government of any state or territory thereof, the United Kingdom, or the government of any member nation of the European Union, or any instrumentality of any of them, securing our or Rio Tinto’s obligations under any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes;

•	any liens securing taxes or assessments or other applicable governmental charges or levies;

•

any liens securing industrial revenue, development or similar bonds issued by us or Rio Tinto, or for our or Rio Tinto’s benefit, provided that the industrial revenue, development or similar bonds are non-recourse to us or Rio Tinto;

•	the sale or other transfer of

•

any minerals in place, or for the future production of minerals, for a specified period of time or in any amount such that, the purchaser will realize from such sale or transfer a specified amount of money or minerals; or

•	any other interest in property that is commonly referred to as a “production payment”;

•	any liens in favor of any company in the Rio Tinto Group;

•	any liens securing indebtedness for which we or Rio Tinto have paid money or deposited securities in an arrangement to discharge in full any liability relating to that indebtedness; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to above, so long as

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be extended, renewed or replaced; and

•	the extension, renewal or replacement lien is limited to all or a part of the same property, including improvements, that secured the lien to be extended, renewed or replaced. (Section 1007)

Under the indenture, the following are not considered liens securing indebtedness and so are not prevented by the restrictions:

•

any acquisition of any property or assets by us or Rio Tinto that is subject to any reservation that creates or reserves for the seller an interest in any metals or minerals in place or the proceeds from their sale;

•	any conveyance or assignment in which we or Rio Tinto convey or assign an interest in any metals or minerals in place or the proceeds from their sale; or

•

any lien upon any of our or Rio Tinto’s wholly or partially owned or leased property or assets, to secure the payment of our or Rio Tinto’s proportionate part of the development or operating expenses in realizing the metal or mineral resources of such property.

Restrictions on Sales and Leasebacks

Neither we, Rio Tinto plc nor Rio Tinto Limited will enter into any sale and leaseback transaction involving a property, other than as allowed by this covenant. A sale and leaseback transaction is an arrangement between us or Rio Tinto and a bank, insurance company or other lender or investor where we lease a property that we previously owned for more than 270 days and sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The restriction on sales and leasebacks does not apply to any sale and leaseback transaction between any companies of the Rio Tinto Group. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the indenture does not restrict the ability of any subsidiary (other than Rio Tinto Finance (USA) Limited and Rio Tinto Finance (USA) plc) to enter into sale and leaseback transactions. At the date of this prospectus, a substantial portion of our and Rio Tinto’s consolidated assets is held directly by subsidiaries and so would not be subject to the covenant restricting sale and leaseback transactions.

The covenant allows us or Rio Tinto to enter into sale and leaseback transactions in two additional situations. First, we or Rio Tinto may enter sale and leaseback transactions if we could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to the holders of the debt securities under the restriction on liens described above.

Second, we or Rio Tinto may enter sales and leaseback transactions if, within one year of the transaction, we or Rio Tinto, as the case may be, invest an amount equal to at least the net proceeds of the sale of the principal property that we or Rio Tinto, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of our or Rio Tinto’s property or used to retire indebtedness for money that we borrowed, incurred or assumed that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or which may be extended beyond 12 months from that date at our and Rio Tinto’s option. (Section 1008)

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to a series of debt securities only if the prospectus supplement applicable to the series so states. (Article 13).

Defeasance and Discharge

We, Rio Tinto plc and Rio Tinto Limited can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, Rio Tinto plc or Rio Tinto Limited, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We, Rio Tinto plc or Rio Tinto Limited must deposit in trust for the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We, Rio Tinto plc or Rio Tinto Limited must deliver to the trustee a legal opinion of counsel of recognized standing with respect to such matters confirming that either (A) there has been a change in U.S. federal income tax law or (B) we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling in each case to the effect that we may make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

However, even if we, Rio Tinto plc or Rio Tinto Limited take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

We, Rio Tinto plc or Rio Tinto Limited can be legally released from compliance with certain covenants, including those described under “— Restrictive Covenants” and any that may be described in the applicable prospectus supplement and including the related Events of Default if we, Rio Tinto plc or Rio Tinto Limited, as the case may be, take all the steps described above under “— Defeasance and Discharge” except that the opinion of counsel does not have to refer to a change in U.S. federal income tax laws or a ruling from the U.S. Internal Revenue Service.

Further Issues

We may from time to time, without your consent, create and issue further notes having the same terms and conditions as the notes so that the further issue is consolidated and forms a single series with such notes, provided that such further issue constitutes a “qualified reopening” for U.S. federal income tax purposes or such further notes are issued with not more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets nor Rio Tinto’s property or assets. Accordingly, holders of debt securities are unsecured creditors of Rio Tinto. The debt securities are not subordinated to any of our or Rio Tinto’s other debt obligations and therefore they rank equally with all our and Rio Tinto’s other unsecured and unsubordinated indebtedness.

Events of Default

Holders will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term event of default means any of the following:

•

Neither we, Rio Tinto plc nor Rio Tinto Limited pay the principal or any premium on a debt security and, in the case of technical or administrative difficulties, only if such failure to pay persists for more than three business days. As used here, a business day is a week day on which financial institutions in New York and the applicable place of payment are open for business.

•	Neither we, Rio Tinto plc nor Rio Tinto Limited pay interest or any additional amounts on a debt security within 30 days of its due date.

•	Neither we, Rio Tinto plc nor Rio Tinto Limited make a deposit of any applicable sinking fund payment within 30 days of its due date, or any applicable longer period of grace.

•

We, Rio Tinto plc or Rio Tinto Limited remain in breach of a covenant or any other term of the indenture or series of debt securities for 90 days after we, Rio Tinto plc or Rio Tinto Limited, as the case may be, receive a notice of default stating we, Rio Tinto plc or Rio Tinto Limited are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•

We, Rio Tinto plc or Rio Tinto Limited file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur, unless, in the case of Rio Tinto plc or Rio Tinto Limited, the reorganization is a voluntary winding up carried out in accordance with English or Australian statutory requirements as applicable and which results in a legal entity that is liable under the guarantees, and which owns the assets of Rio Tinto plc or Rio Tinto Limited, respectively.

•	Our or Rio Tinto’s other borrowings in principal amount of at least U.S.$50,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings.

•

We or Rio Tinto fail to make a payment of principal of at least U.S.$50,000,000 or fail to honor any guarantee or indemnity with respect to borrowings of at least U.S.$50,000,000 and steps are taken to enforce either of these obligations.

•

Any mortgage, pledge or other charge granted by us or Rio Tinto in relation to any borrowing of at least U.S.$50,000,000 becomes enforceable and steps are taken to enforce the mortgage, pledge or other charge, as the case may be.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if we, Rio Tinto plc or Rio Tinto Limited have paid the outstanding amounts, other than amounts due because of the acceleration of maturity, and we, Rio Tinto plc or Rio Tinto Limited have satisfied certain other conditions. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before bypassing the trustee and bringing a lawsuit or other formal legal action or taking other steps to enforce rights or protect interests relating to the debt securities, the following must occur:

•	The trustee must be given written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 507)

However, such limitations do not apply to a suit instituted for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 508).

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We and Rio Tinto will furnish to the trustee every year a written statement of certain of our and Rio Tinto’s officers certifying that, to their knowledge, we and Rio Tinto are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

Regarding The Trustee

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving default notice or the default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we or Rio Tinto would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

General

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company, or DTC, in the United States, Clearstream Banking, société anonyme in Luxembourg (“Clearstream, Luxembourg”) and Euroclear SA/NV (“Euroclear”) in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking corporation” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire et Financiére et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the debt securities either against payment or free of payment.

The beneficial interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing debt securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on debt securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

This section describes the material Australian, U.K. and U.S. federal income tax consequences of acquiring, owning and disposing of debt securities that we may issue.

Australian Taxation

The following is a summary of the principal Australian tax consequences generally applicable to a holder who is a resident of the United States and not a resident of Australia for tax purposes (a “United States holder”) and who holds debt securities issued by Rio Tinto Finance (USA) Limited (the “RTL Debt Securities”) or by Rio Tinto Finance (USA) plc (the “RTP Debt Securities”). This summary reflects the current provisions of the Australian Income Tax Assessment Act 1936 and the Australian Income Tax Assessment Act 1997 (together, “Australian Tax Act”).

The following summary is not exhaustive of all possible Australian income tax considerations that could apply to particular holders. These considerations may vary according to your individual circumstances.

Australia’s income tax laws are currently subject to review by the Federal Government. The summary below is based upon our understanding of the current law (except as expressly stated) and of the implications of changes that have been announced by the Australian Government in only very general terms. This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial decision or legislative action.

In the opinion of Allens Arthur Robinson, our and Rio Tinto’s Australian taxation legal counsel, the following are the material Australian tax consequences of an investment in debt securities generally applicable to a United States holder, on the basis of Australian law as in effect at the date of this prospectus, which (as indicated above) is subject to change, possibly with retroactive effect.

Payments of Principal, Premium and Interest on RTL Debt Securities

Under existing Australian income tax law, United States holders of RTL Debt Securities, other than persons holding such securities or interests as part of a business carried on at or through a permanent establishment in Australia (an “Australian Establishment”), are not subject to Australian income tax on payments of principal or interest made to that holder, other than interest withholding tax (currently 10%) on interest (or amounts in the nature of interest) paid on such debt securities (unless the Section 128F exemption described below applies). Subject to the following, where a United States holder makes a gain on disposal of an RTL Debt Security (including any gain on redemption of such security by the issuer), the holder’s gain will not be subject to Australian income tax provided the gain is not sourced in Australia, as described in “— Gains on Disposal” below, and the holder does not hold the security as part of an Australian Establishment. However, Australian tax may be payable to the extent that those conditions do not exist. Also, to the extent that any such gain is treated as interest, as described in “— Gains on Disposal” below, or in the nature of interest, Australian withholding tax may apply.

Pursuant to Section 128F of the Australian Tax Act, an exemption from Australian interest withholding tax (“IWT”) applies provided the following conditions are met:

•

Rio Tinto Finance (USA) Limited is a resident of Australia when it issues the debt securities and when “interest”, as defined in Section 128A(1AB), is paid. Interest is defined to include amounts in the nature of, or in substitution for, interest.

•	The debt securities are issued in a manner that satisfies the “public offer test” of Section 128F under the Australian Tax Act (described below).

•

Rio Tinto Finance (USA) Limited does not know, or have reasonable grounds to suspect, at the time of issue that the debt securities or an interest in them were being, or would later be, acquired, directly or indirectly, by one of its “associates” (as defined in Section 128F(9) of the Australian Tax Act), except as permitted by Section 128F(5) of the Australian Tax Act.

•

At the time of the payment of interest on the debt securities, Rio Tinto Finance (USA) Limited did not know or have reasonable grounds to suspect that the payee is its “associate”, except as permitted by Section 128F(6) of the Australian Tax Act.

An “associate” of Rio Tinto Finance (USA) Limited for the purposes of Section 128F of the Australian Tax Act generally includes (i) a person or entity which holds 50% of the voting shares of, or otherwise controls, Rio Tinto Finance (USA) Limited, (ii) an entity which is a subsidiary of, or otherwise controlled by, Rio Tinto Finance (USA) Limited, (iii) a trustee of a trust where Rio Tinto Finance (USA) Limited is capable of benefiting (whether directly or indirectly) under that trust, and (iv) a person or entity who is an “associate” of another person or company which is an “associate” of Rio Tinto Finance (USA) Limited under any of the foregoing.

However, for the purposes of Sections 128F(5) and (6) of the Australian Tax Act (see above), “associate” does not include:

(A)	onshore associates (i.e. Australian resident associates who do not hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident associates who hold the debt securities in the course of carrying on business at or through an Australian Establishment); or

(B)	offshore associates (i.e. Australian resident associates that hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident associates who do not hold the debt securities in the course of carrying on business through an Australian Establishment) who are acting in the capacity of:

(i)	in the case of Section 128F(5) only, a dealer, manager or underwriter in relation to the placement of the relevant debt securities; or

(ii)	a clearing house, custodian, funds manager, responsible entity of a registered scheme or, in the case of Section 128F(6) only, paying agent.

There are five principal methods of satisfying the public offer test. In summary, the five principal methods are:

•	offers of the relevant debt securities to 10 or more professional financiers, investors or dealers who are not associates of each other;

•	offers of the relevant debt securities to 100 or more potential investors;

•	offers of the relevant debt securities which are listed on a stock exchange;

•	offers of the relevant debt securities via a publicly available financial markets dealing platform; and

•	offers of the relevant debt securities to dealers, managers or underwriters who offer to sell the debt securities within 30 days by one of the preceding methods.

Rio Tinto Finance (USA) Limited intends to offer and sell debt securities in a manner that will satisfy the requirements of Section 128F of the Australian Tax Act.

As set out in more detail in the section entitled “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts”, if Rio Tinto Finance (USA) Limited should at any time be compelled by law to deduct or withhold an amount in respect of any Australian withholding taxes, it is required, subject to the exceptions described, to pay such additional amounts as may be necessary in order to ensure that the net amounts you receive in respect of the debt securities after such deductions or withholding will equal the respective amounts that would have been receivable had no such deduction or withholding been required.

Payments of Principal and Interest on RTP Debt Securities

Under existing Australian income tax law, United States holders of RTP Debt Securities will not be subject to Australian income tax on payments of principal or interest on RTP Debt Securities provided such payments are not sourced in Australia, as is expected to be the case, and the holder does not hold the security as part of an Australian Establishment. Further, payments of interest on such securities will not be subject to Australian IWT provided (as is expected) that Rio Tinto Finance (USA) plc does not carry on business in Australia through an Australian Establishment.

Payments under the Guarantee

IWT at the rate of 10% may be payable on payments of interest, or interest paid on an overdue amount, by Rio Tinto Limited pursuant to its guarantee of RTL Debt Securities to United States holders (other than those holding the debt securities in the course of carrying on a business at or through an Australian Establishment).

Whether payments under the guarantee would be interest for withholding tax purposes is not clear. The Australian Taxation Office’s ruling, as reflected in Taxation Determination TD 1999/26, is that such payments under a guarantee would be interest for withholding tax purposes. However that Determination also states that guarantee payments would be treated as exempt from withholding tax under Section 128F if the requirements of that section are satisfied. Therefore, if the requirements of Section 128F as described above are satisfied in relation to the debt securities, interest withholding tax should not be payable in relation to the guarantee payments.

IWT will not be payable on payments by Rio Tinto plc pursuant to its guarantee of RTP Debt Securities to United States holders provided Rio Tinto Finance (USA) plc does not carry on business in Australia at or through an Australian Establishment (which is not presently expected to be the case).

Gains on Disposal

Under existing Australian law, United States holders of RTL Debt Securities or RTP Debt Securities will not be subject to Australian income tax on gains arising from a disposal of debt securities (including a disposal by way of redemption) provided that the gains do not have an Australian source.

The source of any gain on disposal of debt securities will depend on the factual circumstances of the disposal. Where the disposal occurs by way of a sale to a third party, then provided the debt securities are acquired and sold pursuant to contractual arrangements entered into and concluded outside Australia, and the seller and the purchaser are non-residents of Australia and do not have Australian Establishments, a gain will not be regarded as having an Australian source. Where disposal occurs by way of redemption by the issuer then, in the absence of special circumstances, a gain on redemption will not be regarded as having an Australian source.

There are specific rules (Section 128AA of the Australian Tax Act) that can apply to treat a portion of the sale price of debt securities as interest for withholding tax purposes. These rules apply when certain debt securities originally issued at a discount or with maturity premium, generally speaking, or which do not pay interest at least annually are sold to:

•	an Australian resident that does not acquire the debt securities in the course of carrying on a trade or business through a permanent establishment outside Australia; or

•	a non-resident of Australia who acquires the debt securities as part of an Australian Establishment.

However, section 128AA should not apply to the RTP Debt Securities provided Rio Tinto Finance (USA) plc does not carry on business in Australia at or through an Australian Establishment (which is not presently expected to be the case). Further, in relation to the RTL Debt Securities, if the issue of those securities satisfies the public offer test, such portions of deemed interest will be covered by the exemption from Australian interest withholding tax contained in Section 128F of the Australian Tax Act.

Other Taxes

No ad valorem stamp, issue, registration or similar taxes are payable in Australia in connection with the issue of the debt securities. Furthermore, a transfer of or agreement to transfer debt securities, executed outside of Australia, will not be subject to Australian stamp duty.

The Commissioner of Taxation of the Commonwealth of Australia may give a direction under Section 255 of the Australian Tax Act or Section 260-5 of the Taxation Administration Act 1953 (“TAA”) requiring the issuer of debt securities to deduct from any payment to any other party (including any holder of debt securities) any amount in respect of income tax payable by that other party in respect of the other party’s other Australian sourced income or sales.

Section 12-140 of the TAA will impose a type of withholding tax at the rate of (currently) 46.5% on the payment of interest on certain securities unless the relevant investor has quoted a tax file number, in certain circumstances an Australian Business Number or proof of some other exception. In relation to the RTL Debt Securities, assuming that the debt securities will at all material times be in registered form and the requirements of Section 128F of the Australian Tax Act are satisfied with respect to the debt securities, these rules should not apply to payments to a holder of debt securities who is not a resident of Australia for tax purposes and not holding the debt securities in the course of carrying on business at or through an Australian Establishment. Withholdings may be made from payments to holders of debt securities who are residents of Australia or non-residents who carry on business at or through an Australian Establishment but who do not quote a tax file number, Australian Business Number or provide proof of an appropriate exemption.

Section 12-190 of the TAA imposes another type of withholding obligation such that if Rio Tinto Finance (USA) Limited makes a payment to a holder of an RTL Debt Security for a supply the holder of the debt security has made to Rio Tinto Finance (USA) Limited in the course or furtherance of an enterprise carried on in Australia by that holder, Rio Tinto Finance (USA) Limited must withhold amounts from that payment at the prescribed rate (currently 46.5%) unless that holder has quoted their ABN or another exception applies. There is some uncertainty as to the precise operation of these rules. However, these rules will not apply to payments of principal and interest to holders of RTL Debt Securities where a tax file number, Australian Business Number, or proof that a relevant exemption is applicable has been provided (in accordance with the above paragraph), or a deduction has been made by us for a failure to provide such information. Although the position is not free from doubt, on the basis that all holders of RTL Debt Securities will fall within Section 12-140 (discussed above), the withholding requirements in Section 12-190 of the TAA should have no residual operation. Section 12-190 will not apply to RTP Debt Securities provided Rio Tinto Finance (USA) plc does not carry on business in Australia or through an Australian Establishment (which is not presently expected to be the case).

No debt securities will be subject to death, estate or succession duties imposed by Australia, or by any political subdivision therein having the power to tax, if held at the time of death.

Neither the issue of the debt securities nor the payment of principal, premium (if any) and interest by us in respect of the debt securities would give rise to a liability to a goods and services tax in Australia.

Taxation of Financial Arrangements

Division 230 of the Australian Tax Act contains provisions dealing with the taxation of financial arrangements (the “TOFA laws”). Debt securities will generally be financial arrangements for the purposes of the

TOFA laws. In relation to RTL Debt Securities, a United States holder will not be taxed under the TOFA laws for payments of interest or amounts in the nature of interest under the securities because such payments are subject to the withholding tax rules (including the exemption from withholding tax under section 128F described above). Further, a United States holder of such securities will not otherwise be taxed under the TOFA laws for gains relating to the securities provided any such gains do not have an Australian source and the holder does not hold the securities as part of an Australian Establishment. In relation to RTP Debt Securities, a United States holder will not be taxed under the TOFA laws for gains relating to the securities provided any such gains do not have an Australian source and the holder does not hold the securities as part of an Australian Establishment.

United Kingdom Taxation

The comments below are of a general nature, are based on current United Kingdom tax law, as applied in England and Wales and published practice of the United Kingdom HM Revenue & Customs (“HMRC”) and are not intended to be exhaustive. They do not necessarily apply where the income is deemed for tax purposes to be the income of any person other than the holder of the debt securities. They relate only to the position of persons who are resident outside of the United Kingdom for tax purposes (and not resident or, in the case of individuals, ordinarily resident in the United Kingdom for United Kingdom tax purposes) and who are the absolute beneficial owners of their debt securities and may not apply to certain classes of persons such as dealers or certain professional investors.

Please consult your own tax advisor concerning the consequences of owning the offered securities in your particular circumstances.

Interest Payments

References to “interest” in this section mean interest as understood in United Kingdom tax law. The statements do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation. If debt securities are, or may fall to be, redeemed at a premium as opposed to being issued at a discount, then any such premium may constitute interest for United Kingdom tax purposes and so be treated in the manner described below.

(a) Payments of interest in respect of debt securities issued by Rio Tinto Finance (USA) Limited

Payments of interest on the RTL Debt Securities will not be subject to withholding or deduction for or on account of United Kingdom taxation on the basis that, and so long as, such interest is not treated as arising in the United Kingdom for the purposes of section 874 of the United Kingdom Income Tax Act 2007. It is currently expected that the circumstances will be such that interest paid by Rio Tinto Finance (USA) Limited on the RTL Debt Securities would not have a United Kingdom source.

(b) Payment of interest (i) in respect of debt securities issued by Rio Tinto Finance (USA) plc, and (ii) by Rio Tinto plc under the guarantee in respect of the RTL Debt Securities and/or the RTP Debt Securities (together the “debt securities”)

Payments of interest by Rio Tinto Finance (USA) plc on the RTP Debt Securities will not be subject to withholding or deduction for or on account of United Kingdom taxation if and so long as the RTP Debt Securities are and continue to be listed on a “recognized stock exchange” within the meaning of Section 1005 of the United Kingdom Income Tax Act 2007 (the “Quoted Eurobond Exemption”). The London Stock Exchange is a “recognized stock exchange” for these purposes. Debt securities will be treated as listed on the London Stock Exchange if they are included in the Official List by the United Kingdom Listing Authority and are admitted to trading on the London Stock Exchange. The New York Stock Exchange will also be a “recognized stock exchange” for these purposes provided that it is registered with the Securities and Exchange Commission of the United States as a national securities exchange. Debt securities will be treated as listed on the New York Stock

Exchange if they are both admitted to trading on the New York Stock Exchange and are officially listed in the United States in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area.

If the RTP Debt Securities are not (or cease to be) listed, interest will generally be paid by Rio Tinto Finance (USA) plc under deduction of United Kingdom income tax at the basic rate (currently 20%) subject to such relief as may be available under the provisions of any applicable double tax treaty or any other relief that may apply.

It is not entirely clear whether that payments by Rio Tinto plc under the guarantee in respect of interest on the debt securities are eligible for the Quoted Eurobond Exemption and therefore, it is possible that such payments may be subject to withholding or deduction for or on account of United Kingdom tax at the basic rate (currently 20%) subject to such relief as may be available under the provisions of any applicable double tax treaty or any other relief that may apply.

Certain holders of debt securities who are U.S. residents may be entitled to receive payments free of deductions for or on account of United Kingdom tax under the double taxation treaty between the United Kingdom and the United States and may therefore be able to obtain a direction to that effect from HMRC. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions or subject to a lower rate of deduction under an appropriate double taxation treaty and may be able to obtain a direction from HMRC to that effect.

However, such a direction will, in either case, only be issued on prior application to HMRC by the holder in question. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of debt securities resident in a jurisdiction outside of the United Kingdom who is entitled to relief may subsequently claim the amount withheld from HMRC.

Payments by Rio Tinto Finance (USA) plc in respect of interest on the RTP Debt Securities, and payments by Rio Tinto plc under the guarantee in respect of interest on the debt securities will have a United Kingdom source and accordingly may be chargeable to United Kingdom tax by direct assessment. Where the interest is paid without withholding or deduction, the interest will not be assessed to United Kingdom tax in the hands of holders of the debt securities who are not resident or, in the case of individuals, ordinarily resident in the United Kingdom, except where:

(i)	in the case of corporate holders, such persons carry on a trade in the United Kingdom through a United Kingdom permanent establishment; or

(ii)	in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency,

in connection with which the interest is received or to which the debt securities are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the United Kingdom permanent establishment or branch or agency.

In the event that payments by Rio Tinto Finance (USA) plc in respect of interest on the RTP Debt Securities, and payments by Rio Tinto plc under the guarantee in respect of interest on the debt securities are subject to withholding or deduction for or on account of United Kingdom taxation then the provisions referred to in “Description of Guaranteed Debt Securities — Payment of Additional Amounts” may apply so that the net amount received by the holders after such reduction will not be less than the amount the holders would have received in the absence of such withholding or deduction.

Holders of the debt securities should note that the provisions relating to additional amounts referred to in “Description of Guaranteed Debt Securities — Payment of Additional Amounts” would not apply if HMRC sought to assess directly the person entitled to the relevant interest to United Kingdom tax. However exemption from, or reduction of, such United Kingdom tax liability might be available under an applicable double taxation treaty.

Provision of Information

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual or (ii) paying amounts due on redemption of the debt securities which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual may be required to provide certain information to HMRC regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on redemption of such debt securities HMRC published practice indicates HMRC will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2013.

Optional Tax Redemption

In the earlier section entitled “Description of Guaranteed Debt Securities — Optional Tax Redemption” we set out certain situations in which we may redeem debt securities.

Disposal (including Redemption)

Generally, a holder of debt securities who is neither resident nor, in the case of an individual, ordinarily resident in the United Kingdom for tax purposes will not be liable for United Kingdom taxation in respect of a disposal of a debt security, or in respect of any gain accrued in respect of a debt security or any change in the value of a debt security.

This may not, however, be the case if:

(i)	in the case of corporate holders, such persons carry on a trade in the United Kingdom through a United Kingdom permanent establishment; or

(ii)	in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the debt securities are attributable.

Inheritance Tax

A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable for United Kingdom inheritance tax in respect of his holding of debt securities. However, there may be a liability for United Kingdom inheritance tax for such an individual if a register of debt securities is maintained in the United Kingdom. In that case, exemption from any United Kingdom inheritance tax liability may be available for holders of debt securities who are domiciled in the United States under the U.S.-United Kingdom double tax convention relating to estate and gift taxes.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No United Kingdom stamp duty or SDRT is payable on the issue of the debt securities into a clearing system.

No United Kingdom stamp duty or SDRT is payable on dealings in the debt securities within a clearing system where such dealings are effected in electronic book entry form and not by written instrument of transfer.

European Union Directive on the Taxation of Savings Income

The Council of the European Union has adopted Council Directive 2003/48/EC (the “Savings Directive”) regarding the taxation of savings income. Pursuant to the Savings Directive, Member States of the European

Union are required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to or for the benefit of an individual or to certain other persons in that other Member State, except that Luxembourg and Austria will (unless they elect otherwise) instead operate a withholding system for a transitional period in relation to such payments.

A number of non-EU countries, and certain dependent or associated territories of certain EU Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to an individual or certain other persons in an EU Member State. In addition, the EU Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual or certain other persons in one of those territories.

U.S. Federal Income Taxation

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities by a U.S. Holder (as defined below). The following discussion, subject to the assumptions and limitations herein, represents the opinion of Linklaters LLP as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities by a U.S. Holder. This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued under this prospectus, and the relevant prospectus supplement will contain additional or modified disclosure concerning the material U.S. federal income tax consequences relevant to a particular issue of debt securities as appropriate. This summary deals only with purchasers of debt securities that are U.S. Holders and that will hold the debt securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors, and does not address state, local, foreign or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as certain financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, investors whose functional currency is not the U.S. dollar) or investors whose debt securities are held in connection with a trade or business conducted outside the United States. Moreover, the summary deals only with debt securities with a term of 30 years or less. The U.S. federal income tax consequences of owning debt securities with a longer term will be discussed in the applicable prospectus supplement.

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity that is classified as a partnership for U.S. federal income tax purposes that holds debt securities will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisor concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of debt securities by the partnership.

The summary is based on the tax laws of the United States including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder and published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE DEBT SECURITIES, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Payments of Interest

Interest on a debt security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a “foreign currency”), other than interest on a “Discount Debt Security” that is not “qualified stated interest” (each as defined below under “— Original Issue Discount — General”), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for tax purposes. For this purpose, interest includes any additional amounts payable under “Description of Guaranteed Debt Securities — Payment of Additional Amounts”. Interest paid by us on the debt securities and OID, if any, accrued with respect to the debt securities (as described below under “— Original Issue Discount”) generally will constitute income from sources outside the United States. Prospective purchasers should consult their tax advisors concerning the applicability of the foreign tax credit and source of income rules to income attributable to the debt securities in their particular circumstances.

Original Issue Discount

General

The following is a summary of the principal U.S. federal income tax consequences of the ownership of debt securities issued with original issue discount (“OID”). The following summary does not discuss debt securities that are characterized as contingent payment debt instruments for U.S. federal income tax purposes. In the event we issue contingent payment debt instruments the applicable prospectus supplement will describe the material U.S. federal income tax consequences thereof.

A debt security, other than a debt security with a term of one year or less (a “Short-Term Debt Security”), will be treated as issued with OID (a “Discount Debt Security”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is equal to or more than a de minimis amount (0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity). An obligation that provides for the payment of amounts other than qualified stated interest before maturity (an “installment obligation”) will be treated as a Discount Debt Security if the excess of the debt security’s stated redemption price at maturity over its issue price is greater than 0.25% of the debt security’s stated redemption price at maturity multiplied by the weighted average maturity of the debt security. A debt security’s weighted average maturity is the sum of the following amounts determined for each payment on a debt security (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt security’s stated redemption price at maturity. Generally, the issue price of a debt security will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a debt security is the total of all payments provided by the debt security that are not payments of “qualified stated interest”. A qualified stated interest payment is generally any one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods), or a variable rate (in the circumstances described below under “— Variable Interest Rate Debt Securities”), applied to the outstanding principal amount of the debt security. Solely for the purposes of determining whether a debt security has OID, we will be deemed to exercise any call option that has the effect of decreasing the yield on the debt security, and the U.S. Holder will be deemed to exercise any put option that has the effect of increasing the yield on the debt security. If the option is not in fact exercised, the debt security would be treated solely for purposes of calculating OID as if it were redeemed and a new debt security were issued on the deemed exercise date for an amount equal to the “adjusted issue price” (as defined below) of the debt security.

U.S. Holders of Discount Debt Securities must include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasingly greater amounts of OID over the life of the Discount Debt Securities. The amount of OID includible in income by a U.S. Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Discount Debt Security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debt security may be of any length selected by the U.S. Holder and may vary in length over the term of the debt security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the debt security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security’s adjusted issue price at the beginning of the accrual period and the Discount Debt Security’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the debt security allocable to the accrual period. The “adjusted issue price” of a Discount Debt Security at the beginning of any accrual period is the issue price of the debt security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the debt security that were not qualified stated interest payments. The “yield to maturity” of a security is the discount rate that causes the present value of all payments on the security as of its original issue date to equal the issue price of such security.

Acquisition Premium

A U.S. Holder that purchases a Discount Debt Security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, but in excess of its adjusted issue price (any such excess being “acquisition premium”) and that does not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder’s adjusted basis in the debt security immediately after its purchase over the debt security’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security’s adjusted issue price.

Short-Term Debt Securities

In general, an individual or other cash basis U.S. Holder of a Short-Term Debt Security is not required to accrue OID (as specially defined below for the purposes of this paragraph) for U.S. federal income tax purposes unless it elects to do so (but will be required to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders are required to accrue OID on Short-Term Debt Securities on a straight-line basis or, if the U.S. Holder so elects, under the constant-yield method (based on daily compounding). In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to accrue OID on Short-Term Debt Securities will be required to defer deductions for interest on borrowings allocable to Short-Term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

For purposes of determining the amount of OID subject to these rules, all interest payments on a Short-Term Debt Security are included in the Short-Term Debt Security’s stated redemption price at maturity. A U.S. Holder may elect to determine OID on a Short-Term Debt Security as if the Short-Term Debt Security had been originally issued to the U.S. Holder at the U.S. Holder’s purchase price for the Short-Term Debt Security. This election shall apply to all obligations with a maturity of one year or less acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service (“IRS”).

Market Discount

A debt security, other than a Short-Term Debt Security, generally will be treated as purchased at a market discount (a “Market Discount Debt Security”) if the debt security’s stated redemption price at maturity or, in the case of a Discount Debt Security, the debt security’s “revised issue price”, exceeds the amount for which the U.S. Holder purchased the debt security by at least 0.25% of the debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity (or, in the case of a debt security that is an installment obligation, the debt security’s weighted average maturity). If this excess is not sufficient to cause the debt security to be a Market Discount Debt Security, then the excess constitutes “de minimis market discount”. For this purpose, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security and decreased by the amount of any payments previously made on the debt security that were not qualified stated interest payments.

Under current law, any gain recognized on the maturity or disposition of a Market Discount Debt Security (including any payment on a debt security that is not qualified stated interest) will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the debt security. Alternatively, a U.S. Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the debt security. This election will apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. A U.S. Holder of a Market Discount Debt Security that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a Market Discount Debt Security that are in excess of the interest and OID on the debt security includible in the U.S. Holder’s income, to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the Market Discount Debt Security was held by the U.S. Holder.

Under current law, market discount will accrue on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant-yield method. This election applies only to the Market Discount Debt Security with respect to which it is made and is irrevocable.

Variable Interest Rate Debt Securities

Debt securities that provide for interest at variable rates (“Variable Interest Rate Debt Securities”) generally will either bear interest at a “qualified floating rate”, or they will bear interest at an “objective rate” and thus may be treated as “variable rate debt instruments” under Treasury regulations governing accrual of OID. A Variable Interest Rate Debt Security will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Interest Rate Debt Security by more than a specified de minimis amount, (b) it provides for stated interest, paid or compounded at least annually, at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single “objective rate”, or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”, and (c) it does not provide for any principal payments that are contingent (other than as described in (a) above).

A “qualified floating rate” is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Interest Rate Debt Security is denominated. A fixed multiple of a qualified floating rate will constitute a qualified floating rate only if the multiple is greater than 0.65 but not more than 1.35. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Interest Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Interest Rate Debt Security’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless the cap or floor is either fixed throughout the term of the debt security or is not reasonably expected as of the issue date to cause the yield on the debt security to significantly deviate from the expected yield determined without the cap or floor.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based on objective financial or economic information (e.g., one or more qualified floating rates or the yield of actively traded personal property). A rate will not qualify as an objective rate if it is based on information that is within our control (or a related party) or that is unique to our circumstances (or a related party), such as dividends, profits or the value of Rio Tinto (although a rate does not fail to be an objective rate merely because it is based on the credit quality of Rio Tinto). Other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Interest Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the Variable Interest Rate Debt Security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Interest Rate Debt Security’s term. A “qualified inverse floating rate” is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a Variable Interest Rate Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Interest Rate Debt Security’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

If a Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument”, then any stated interest on the debt security which is unconditionally payable in cash or property (other than our debt instruments) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” will generally not be treated as having been issued with OID unless the Variable Interest Rate Debt Security is issued at a “true” discount (i.e., at a price below the debt security’s stated principal amount) in excess of the de minimis amount described in “Original Issue Discount — General” above. OID on a Variable Interest Rate Debt Security arising from “true” discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security.

In general, any other Variable Interest Rate Debt Security that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Variable Interest Rate Debt Security. Such a Variable Interest Rate Debt Security must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Interest Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Interest Rate Debt Security’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Interest Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security. In the case of a Variable Interest Rate Debt Security that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Interest Rate debt security provides for a qualified inverse floating rate). Under these circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Interest Rate Debt Security as of the Variable Interest Rate Debt Security’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general OID rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Interest Rate Debt Security will account for the OID and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that these amounts differ from the actual amount of interest accrued or paid on the Variable Interest Rate Debt Security during the accrual period.

If a Variable Interest Rate Debt Security does not qualify as a “variable rate debt instrument”, then the Variable Interest Rate Debt Security will generally be treated as a contingent payment debt obligation. The proper U.S. federal income tax treatment of Variable Interest Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable prospectus supplement.

Election to Treat All Interest as Original Issue Discount

A U.S. Holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under “— Original Issue Discount — General”, with certain modifications. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Debt Securities Purchased at a Premium”) or acquisition premium. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If the election to apply the constant-yield method to all interest on a debt security is made with respect to a Market Discount Debt Security, the electing U.S. Holder will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments with market discount held or thereafter acquired by the U.S. Holder. U.S. Holders should consult their tax advisors concerning the propriety and consequences of this election.

Debt Securities Purchased at a Premium

A U.S. Holder that purchases a debt security for an amount in excess of its principal amount, or for a Discount Debt Security, its stated redemption price at maturity, may elect to treat the excess as “amortizable bond premium”, in which case the amount required to be included in the U.S. Holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to that year. Any election to amortize bond premium will apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. A U.S. Holder that does not elect to take bond premium (other than acquisition premium) into account currently will recognize a market loss when the debt security matures. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of Debt Securities

A U.S. Holder’s adjusted tax basis in a debt security will generally be its cost, increased by the amount of any OID and market discount included in the U.S. Holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. Holder’s income with respect to the debt security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the debt security.

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the adjusted tax basis of the debt security. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Except to the extent described above under “— Original Issue Discount — Market Discount” or “— Original Issue Discount — Short Term Debt Securities” or attributable to changes in exchange rates (as discussed below), gain or loss recognized on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the debt securities exceeds one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a debt security generally will be U.S. source. The deductibility of capital losses is subject to limitations.

Foreign Currency Debt Securities

Interest

If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

An accrual basis U.S. Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, in the case of an accrual period that spans two taxable years of a U.S. Holder, the part of the period within the taxable year).

Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period, an electing accrual basis U.S. Holder may instead translate the accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security) denominated in, or determined by reference to, a foreign currency, the U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

OID

OID for each accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency, will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above. Upon receipt of an amount attributable to OID (whether in connection with a payment on the debt security or a sale or disposition of the debt security), a U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

Market Discount

Market discount on a debt security that is denominated in, or determined by reference to, a foreign currency, will be accrued in the foreign currency. If the U.S. Holder elects to include market discount in income currently, the accrued market discount will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the U.S. Holder’s taxable year). Upon the receipt of an amount attributable to accrued market discount, the U.S. Holder may recognize U.S. source exchange gain or loss (which will be taxable as ordinary income or loss) determined in the same manner as for accrued interest or OID. A U.S. Holder that does not elect to include market discount in income currently will recognize, upon the disposition or maturity of the debt security, the U.S. dollar value of the amount accrued, calculated at the spot rate on that date, and no part of this accrued market discount will be treated as exchange gain or loss.

Bond Premium

Bond premium (including acquisition premium) on a debt security that is denominated in, or determined by reference to, a foreign currency, will be computed in units of the foreign currency, and any such bond premium that is taken into account currently will reduce interest income in units of the foreign currency. On the date bond premium offsets interest income, a U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the amount offset multiplied by the difference between the spot rate in effect on the date of the offset and the spot rate in effect on the date the debt securities were acquired by the U.S. Holder.

Sale or Retirement

As discussed above under “— Purchase, Sale and Retirement of Debt Securities”, a U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and its adjusted tax basis in the debt security. A U.S. Holder’s initial tax basis in a debt security that is denominated in a foreign currency will be determined by reference to the U.S. dollar cost of the debt security. The U.S. dollar cost of a debt security purchased with foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects).

The amount realized on a sale or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of this amount on the date of sale or retirement, or the settlement date for the sale, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). Such an election by an accrual basis U.S. Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

A U.S. Holder will recognize U.S. source exchange rate gain or loss (taxable as ordinary income or loss) on the sale or retirement of a debt security equal to the difference, if any, between the U.S. dollar values of the U.S. Holder’s purchase price for the debt security (or, if less, the principal amount of the debt security) (i) on the date of sale or retirement and (ii) on the date on which the U.S. Holder acquired the debt security. Any such exchange rate gain or loss will be realized only to the extent of total gain or loss realized on the sale or retirement (including any exchange gain or loss with respect to the receipt of accrued but unpaid interest).

Disposition of Foreign Currency

Foreign currency received as interest on a debt security or on the sale or retirement of a debt security will have a tax basis equal to its U.S. dollar value at the time the foreign currency is received. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase debt securities or upon exchange for U.S. dollars) will be U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

In general, payments of interest and accruals of OID on, and the proceeds of a sale, redemption or other disposition of, the Notes, payable to a U.S. Holder by a U.S. paying agent or other U.S., or U.S. — related intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding will apply to these payments, including payments attributable to OID, if the U.S. Holder fails to provide an accurate taxpayer identification number or establish an exemption from backup withholding, or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns.

Foreign Financial Asset Reporting

Recently enacted legislation imposes new reporting requirements on the holding of certain foreign financial assets, including debt of foreign entities, if the aggregate value of all of these assets exceeds $50,000. The debt securities may constitute foreign financial assets subject to these requirements unless the debt securities are held in an account at a financial institution (in which case, the account may be reportable if maintained by a foreign financial institution). U.S. Holders should consult their tax advisors regarding the application of this legislation.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers. In addition, third parties may sell securities under the registration statement for their own account.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of securities during the term of their appointment to sell securities on a continuing basis.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters or dealers.

Securities Act of 1933; Indemnification

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of securities may be treated as underwriting discounts and commissions under the Securities Act. Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Stabilization

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would be otherwise. These transactions, if commenced, may be continued by the persons participating in the offering at any time.

Market Making

In the event that we do not list securities of any type or series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

LEGAL MATTERS

The validity of the debt securities and the guarantees and certain other legal matters governed by English, U.S. federal and New York law will be passed upon for us by Linklaters LLP or any other law firm named in the applicable prospectus supplement. The validity of the debt securities and the guarantees will be passed upon for us by Allens Arthur Robinson or any other law firm named in the applicable prospectus supplement as to certain matters of Australian law. The validity of the debt securities and the guarantees and certain other legal matters governed by U.S. federal and New York law will be passed upon for any underwriters or agents by Davis Polk & Wardwell LLP or any other law firm named in the applicable prospectus supplement as to certain matters of New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2011, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP and PricewaterhouseCoopers, independent registered public accounting firms given on the authority of said firms as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales. PricewaterhouseCoopers is a member of the Institute of Chartered Accountants in Australia.

RIO TINTO FINANCE (USA) PLC

U.S.$1,000,000,000 1.375% Notes due 2016

U.S.$1,250,000,000 2.250% Notes due 2018

U.S.$250,000,000 Floating Rate Notes due 2015

U.S.$500,000,000 Floating Rate Notes due 2016

Fully and unconditionally guaranteed by

Rio Tinto plc

and

Rio Tinto Limited

PROSPECTUS SUPPLEMENT

June 14, 2013

Joint Bookrunners

BNP PARIBAS

J.P. Morgan

Morgan Stanley

Credit Suisse

RBS

Co-Managers

Bank of China

Santander

Scotiabank